
EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     between

                                THE STEPHAN CO.,

                          EASTCHESTER ENTERPRISES, INC.

                                       and

                            GUNHILL ENTERPRISES, INC.

                           Dated as of April 30, 2003

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                                TABLE OF CONTENTS
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                                                                                                                Page
                                                                                                                ----

ARTICLE I            Definitions..................................................................................1
   Section 1.01      Certain Definitions..........................................................................1

ARTICLE II           Merger.......................................................................................7
   Section 2.01      The Merger...................................................................................7
   Section 2.02      Closing......................................................................................7
   Section 2.03      Consummation of the Merger; Effects of Merger................................................7
   Section 2.04      Articles of Incorporation and By-laws........................................................7
   Section 2.05      Directors and Officers.......................................................................7
   Section 2.06      Taking of Necessary Action; Further Action...................................................8

ARTICLE III          Effects of the Merger on the Capital Stock of the Company and Buyer;
                     Exchange of Certificates.....................................................................8
   Section 3.01      Effects of the Merger on Capital Stock.......................................................8
   Section 3.02      Exchange of Certificates.....................................................................9

ARTICLE IV           Representations and Warranties of the Company...............................................11
   Section 4.01      Organization................................................................................11
   Section 4.02      Subsidiaries................................................................................11
   Section 4.03      Capitalization..............................................................................11
   Section 4.04      Authority...................................................................................11
   Section 4.05      Consents and Approvals; No Violations.......................................................12
   Section 4.06      SEC Documents; Financial Statements.........................................................12
   Section 4.07      Information Supplied........................................................................13
   Section 4.08      Absence of Certain Changes or Events........................................................13
   Section 4.09      Litigation..................................................................................14
   Section 4.10      Contracts...................................................................................14
   Section 4.11      Compliance with Laws........................................................................15
   Section 4.12      Environmental Matters.......................................................................15
   Section 4.13      Absence of Changes in Benefit Plans; Labor Relations........................................15
   Section 4.14      ERISA Compliance............................................................................16
   Section 4.15      Taxes.......................................................................................17
   Section 4.16      No Excess Parachute Payments................................................................18
   Section 4.17      Title to Properties.........................................................................18
   Section 4.18      Intellectual Property.......................................................................19
   Section 4.19      Voting Requirements.........................................................................19
   Section 4.20      State Statutes..............................................................................19
   Section 4.21      Brokers.....................................................................................19
   Section 4.22      Opinion of SRH..............................................................................19

ARTICLE V            Representations and Warranties of Parent and Buyer..........................................19

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
   Section 5.01      Organization................................................................................19
   Section 5.02      Authority...................................................................................20
   Section 5.03      Consents and Approvals; No Violations.......................................................20
   Section 5.04      Information Supplied........................................................................20
   Section 5.05      Interim Operations of Parent and Buyer......................................................21
   Section 5.06      Brokers.....................................................................................21
   Section 5.07      Financing...................................................................................21
   Section 5.08      State Statutes..............................................................................22
   Section 5.09      No Breaches.................................................................................22
   Section 5.10      Ownership of Common Stock...................................................................22

ARTICLE VI           Covenants...................................................................................22
   Section 6.01      Conduct of Business.........................................................................22
   Section 6.02      No Solicitation.............................................................................24
   Section 6.03      Certain Tax Matters.........................................................................25
   Section 6.04      Other Actions...............................................................................25
   Section 6.05      Filings.....................................................................................25
   Section 6.06      Financing of the Merger.....................................................................25

ARTICLE VII          Additional Agreements.......................................................................26
   Section 7.01      Preparation and Filing of the Joint Proxy/Registration Statement and the Schedule 13E-3.....26
   Section 7.02      Company Shareholder Approval................................................................27
   Section 7.03      Access to Information; Confidentiality......................................................27
   Section 7.04      Reasonable Efforts; Notification............................................................27
   Section 7.05      Stock Option Plans..........................................................................28
   Section 7.06      Indemnification, Exculpation and Insurance..................................................29
   Section 7.07      Fees and Expenses...........................................................................30
   Section 7.08      Public Announcements........................................................................30
   Section 7.09      Continuation of Benefits....................................................................31
   Section 7.10      Labor and Employment........................................................................31
   Section 7.11      Knowledge of Breach.........................................................................31
   Section 7.12      Parent Vote of Common Stock.................................................................31
   Section 7.13      Delisting of Common Stock...................................................................31
   Section 7.14      Reporting Obligations.......................................................................31
   Section 7.15      Payment Fund................................................................................31

ARTICLE VIII         Conditions..................................................................................32
   Section 8.01      Conditions to Each Party's Obligation To Effect the Merger..................................32
   Section 8.02      Conditions to the Obligations of Parent and Buyer to Effect the Merger......................32
   Section 8.03      Conditions to the Obligation of the Company to Effect the Merger............................33

ARTICLE IX           Termination and Amendment...................................................................34
   Section 9.01      Termination.................................................................................34
   Section 9.02      Effect of Termination.......................................................................35
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                                       ii

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
   Section 9.03      Amendment...................................................................................35
   Section 9.04      Extension; Waiver...........................................................................36
   Section 9.05      Procedures for Termination, Amendment, Extension or Waiver..................................36

ARTICLE X            General Provisions..........................................................................36
   Section 10.01     Non-survival of Representations, Warranties and Covenants...................................36
   Section 10.02     Notices.....................................................................................36
   Section 10.03     Interpretation..............................................................................37
   Section 10.04     Counterparts................................................................................38
   Section 10.05     Entire Agreement; Third-Party Beneficiaries.................................................38
   Section 10.06     Governing Law...............................................................................38
   Section 10.07     Publicity...................................................................................38
   Section 10.08     Assignment..................................................................................38
   Section 10.09     Enforcement.................................................................................38
   Section 10.10     Severability................................................................................39
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                                       iii

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                              DISCLOSURE SCHEDULES:

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SCHEDULE                 DESCRIPTION                                              SECTION
--------                 -----------                                              -------

Schedule 4.02            Subsidiaries; Interest in Other Persons                  4.02
Schedule 4.03            Capitalization                                           4.03
Schedule 4.05            Consents and Approvals; No Violations                    4.05
Schedule 4.06            SEC Documents; Financial Statements                      4.06
Schedule 4.08            Absence of Certain Changes or Events                     4.08
Schedule 4.09            Litigation                                               4.09
Schedule 4.10            Contracts                                                4.10
Schedule 4.13            Absence of Changes in Benefit Plans; Labor Relations     4.13
Schedule 4.14(a)         Benefit Plans                                            4.14(a)
Schedule 4.14(a)(i)      Company Stock Options                                    4.14(f)
Schedule 4.14(a)(ii)     Additional Material Compensation                         4.14(g)
Schedule 4.15            Certain Tax Matters                                      4.15
Schedule 4.16            Parachute Payments                                       4.16
Schedule 4.17            Title to Properties                                      4.17
Schedule 4.18            Intellectual Property                                    4.18
Schedule 6.01            Absence of Changes                                       6.01

                                       iv

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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 30, 2003, between The Stephan Co., a Florida corporation (the "Company"), Eastchester Enterprises, Inc., a Florida corporation ("Parent"), and Gunhill Enterprises, Inc., a Florida corporation and wholly-owned subsidiary of Parent ("Buyer"). Each of the Company, Parent and Buyer is referred to herein individually, as a "Party" and collectively as, the "Parties".

                                   WITNESSETH:

        WHEREAS, the Company, Parent and Buyer each desires to enter into a transaction providing for the merger of Buyer with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger");

        WHEREAS, four members of the Company's Board of Directors have agreed to contribute all shares of Common Stock (as defined below) owned by them to Parent in exchange for shares of the common stock of Parent;

        WHEREAS, the Independent Committee (as defined below), comprised solely of two Company directors who are not shareholders of Parent, has recommended to the Board of Directors of the Company to approve and adopt this Agreement and, based on such recommendation and the opinion, dated as of April 30, 2003, of SunTrust Robinson Humphrey ("SRH"), a conformed copy of which is attached hereto as Exhibit A, that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration (as defined below) to be received by the Company's shareholders pursuant to this Agreement and the Merger is fair, from a financial point of view, to such shareholders (the "Fairness Opinion"), the Board of Directors of the Company has unanimously approved and adopted this Agreement, determining that the terms of the Merger are fair to, and in the best interests of the Company's shareholders, and further has approved recommending to the Company's shareholders that they approve this Agreement and the Merger;

        WHEREAS, each of the respective Boards of Directors of Parent and Buyer have unanimously approved and adopted this Agreement and the Merger and Parent, as the sole shareholder of Buyer, has approved this Agreement and the Merger; and

        WHEREAS, the Company, Parent and Buyer have agreed to make certain representations warranties, covenants and other agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

        ARTICLE I      DEFINITIONS.

        Section 1.01 Certain Definitions. The following terms shall have the meanings set forth below:

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        "Acquisition Agreement" means any letter of intent, agreement in principle, acquisition or similar agreement with respect to any Takeover
Proposal.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall have the meaning set forth in the preamble hereof.

        "AMEX" shall have the meaning set forth in Section 7.13 hereof.

        "Applicable Law" shall have the meaning set forth in Section 4.05 hereof.

        "Articles of Merger" shall have the meaning Set forth in Section 2.03 hereof.

        "Associate" shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

        "Benefit Plans" shall have the meaning set forth in Section 4.14 hereof

        "Blue Sky Laws" shall have the meaning set forth in Section 4.05 hereof.

        "Board of Directors" means, with respect to a particular corporation, the duly elected board of directors of such corporation.

        "Business Day" means any day, other than a Saturday, Sunday, Federal holiday or day that banks in the State of Florida are required or permitted by law to be closed.

        "Buyer" shall have the meaning set forth in the preamble hereof.

        "Buyer Organizational Documents" means (a) the Articles of Incorporation of Buyer, as filed with the Secretary of State of the State of Florida on December 27, 2002, and (b) the By-laws of Buyer.

        "Cash Merger Consideration" shall have the meaning set forth in Section 3.01(c) hereof.

        "Certificate" means a stock certificate that immediately prior to the Effective Time represents one or more shares of Common Stock.

        "Certificate Holder" means any Person that is the legal owner of record (as reflected in the Company's stock transfer records) of a Certificate to be converted into the right to receive the Merger Consideration pursuant to Section 3.01(c) hereof (collectively, the "Certificate Holders").

        "Closing" shall have the meaning set forth in Section 2.02 hereof.

        "Closing Quote" shall have the meaning set forth in Section 2.02 hereof.

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        "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

        "Common Stock" shall have the meaning set forth in Section 4.03 hereof.

        "Company Shareholder Approval" shall have the meaning set forth in
Section 4.04 hereof.

        "Company Stock Options" means any Option to purchase shares of Common Stock granted to any Person pursuant to a stock option or similar plan approved by the Board of Directors of the Company.

        "Company Subsidiary" means a Subsidiary of the Company (collectively, the "Company Subsidiaries").

        "Effective Time" shall have the meaning set forth in Section 2.03 hereof.

        "Employee Welfare Benefit Plans" shall have the meaning set forth in
Section 3(1) of ERISA.

        "Environmental Laws" means all statutes (including, but not limited to, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act), common law, rules, regulations, orders or directives, or other enforceable requirement, as and to the extent in effect on the date of this Agreement, relating to the (a) protection of the environment or the public health and welfare from any actual or threatened Release of any Hazardous Materials or (b) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

        "Equity Commitments" means all outstanding subscriptions, Options, calls, contracts or other commitments, understandings, arrangements or obligations, including any right of conversion or exchange (matured or contingent) under any outstanding security, instrument or other agreement, creating an obligation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or creating an obligation to grant, extend or enter into any such agreement or commitment.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules promulgated thereunder.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Expenses" means all reasonable out-of-pocket expenses incurred by Parent and Buyer in connection with this Agreement and the transactions contemplated hereby.

        "Fairness Opinion" shall have the meaning set forth in the recitals hereof.

        "FBCA" means the Florida Business Corporation Act, as in effect on the date hereof.

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        "Filed SEC Documents" shall have the meaning set forth in Section 4.08 hereof.

        "Form 15" means the certification to be filed with the SEC that the number of record holders of Common Stock has been reduced to less than 300 Persons pursuant to Rule 12g-4(a) promulgated under the Exchange Act.

        "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time

        "Governmental Entity" shall have the meaning set forth in Section 4.05 hereof.

        "Hazardous Materials" means any pollutant, contaminant, dangerous, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including (a) petroleum, crude oil and any fractions thereof,
(b) natural gas, synthetic gas and any mixtures thereof, (c) asbestos and/or asbestos-containing material and (d) polychlorinated biphenyls ("PCBs") or materials or fluids containing PCBs.

        "Independent Committee" means the special committee of the Company's Board of Directors appointed by such Board of Directors on February 14, 2001, comprised of the following directors: Messrs. Curtis Carlson and Leonard Genovese.

        "Intellectual Property Rights" shall have the meaning set forth in
Section 4.18 hereof.

        "IRS" means the Internal Revenue Service.

        "Joint Proxy/Registration Statement" means the joint Proxy Statement and Registration Statement relating to the Shareholders Meeting and the issuance of the Notes to be filed by the Parties with the SEC and delivered to the shareholders of the Company.

        "Knowledge of the Company" means (a) with respect to the Company, the actual knowledge of any of the Company's executive officers or directors and (b) with respect to a Company Subsidiary, the actual knowledge of any of such Subsidiary's executive officers or directors.

        "Lien" means any lien, pledge, mortgage, adverse claim, security interest, lease, charge, option. right of first refusal or offer, other encumbrance, restriction or limitation whatsoever.

        "Material Adverse Effect" means any event that, either individually or in the aggregate, together with all other such events, is materially adverse to
(a) the business, condition (financial or other) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions described herein.

        "Merger" shall have the meaning set forth in the recitals hereof.

        "Merger Consideration" shall have the meaning set forth in Section 3.01(c) hereof.

        "Net Amount" shall have the meaning set forth in Section 7.05(a) hereof.

        "Note" shall have the meaning set forth in Section 3.01(c) hereof.

        "Note Merger Consideration" shall have the meaning set forth in Section 3.01(c) hereof.

        "Option" means any outstanding obligation, option, warrant, convertible security, subscription or other commitment or right (matured or contingent) of any nature to purchase, acquire or subscribe for any security or other equity interest, including pursuant to any Stock Option Plan.

        "Parachute Gross-Up Payment" shall have the meaning set forth in Section
4.16 hereof.

        "Parent" shall have the meaning set forth in the preamble hereof.

        "Party" or "Parties" shall have the meaning set forth in the preamble hereof.

        "Paying Agent" shall have the meaning set forth in Section 3.02(a) hereof

        "Pension Plans" shall have the meaning set forth in Section 3(2) of ERISA.

        "Permits" shall have the meaning set forth in Section 4.11 hereof.

        "Permitted Liens" means (a) Liens for Taxes not yet due and payable or being contested in good faith; (b) Liens of materialmen, mechanics, carriers, landlords and like persons to the extent payment thereof is not in arrears or otherwise due and that are not material in the aggregate; and (c) Liens that do not materially interfere with the Company's or any Company Subsidiary's respective business and that do not materially detract from the value of their respective property and assets.

        "Person" means an individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative, association or other form of business organization (whether or not regarded as a business entity under applicable law), trust, estate or any other entity, other than a Governmental Entity.

        "Post-Signing Returns" means all Returns required to be filed by the Company and/or any Company Subsidiary from the date of this Agreement until the Effective Time.

        "Proceeding" means any claim, action, suit, hearing, audit, arbitration, proceeding or governmental investigation that has been brought by or against any Governmental Authority or Person (collectively, "Proceedings").

        "Proxy Statement" shall have the meaning set forth in Section 4.07 hereof.

        "Registration Statement" shall have the meaning set forth in Section
4.07 hereof

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment in an amount greater than a reportable quantity as defined under applicable Environmental Law, which otherwise requires notification to a Governmental Entity or that is likely to result in the imposition of liability for clean-up, personal injury, property damage or natural resource damage.

        "Retains" shall have the meaning set forth in Section 4.15(a) hereof

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        "Schedule 13E-3" shall have the meaning set forth in Section 4.07 hereof.

        "SEC" means the U.S. Securities Exchange Commission.

        "SEC Documents" shall have the meaning set forth in Section 4.06 hereof.

        "Securities Act" means the Securities Act of 1933, as amended.

        "SRH" shall have the meaning set forth in the recitals hereof.

        "Shareholders Meeting" shall have the meaning set forth in Section 7.02 hereof.

        "Stock Option Plan" means any stock option, stock appreciation right or stock purchase plan, program or similar arrangement of the Company.

        "Subsidiary" means, with respect to a particular Person, any corporation, business trust, joint venture, association, company, limited liability company, firm or partnership of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such entity shall at the time be held, directly or indirectly, by such Person.

        "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty (50%) percent of the outstanding shares of Common Stock or all or substantially all the assets of the Company on terms that the Board of Directors of the Company determines in good faith (after consultation with SRH or another nationally recognized financial advisor) to be more favorable to the Company's shareholders than the Merger Consideration and for which financing, to the extent required, is then committed or that, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

        "Surviving Corporation" shall have the meaning set forth in Section 2.01 hereof.

        "Surviving Corporation's Organizational Documents" shall have the meaning set forth in Section 2.04 hereof

        "Takeover Proposal" means any proposal or offer from any third party relating to any direct or indirect acquisition or purchase of twenty (20%) percent or more of the assets of the Company or twenty (20%) percent or more of the outstanding shares of Common Stock, any tender or exchange offer that, if consummated, would result in any Person beneficially owning twenty (20%) percent or more of the outstanding shares of Common Stock or any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

        "Taxes" shall have the meaning set forth in Section 4.15(a) hereof -----

        "Termination Fee" means $400,000 payable in cash.

        "Union Plan" shall have the meaning set forth in Section 4.14(d) hereof.

        ARTICLE II     MERGER.

        Section 2.01 The Merger. Upon the terms and subject to the conditions contained herein, at the Effective Time, in accordance with this Agreement and pursuant to the provisions of the FBCA, (a) Buyer shall be merged with and into the Company, (b) the separate existence of Buyer (except as such existence may be continued by operation of law) shall cease and (c) the Company shall continue as the surviving corporation in the Merger under the corporate name of "The Stephan Co." After the Effective Time, the existence and corporate organization of the Company shall continue in effect under the laws of the State of Florida as the surviving corporation (the "Surviving Corporation").

        Section 2.02 Closing. The closing of the Merger, and related financing transactions (the "Closing"), shall take place at the offices of the Company at 1850 West McNab Road, Fort Lauderdale, FL 33309, at 10:00 a.m., local time, as soon as is practicable after the satisfaction or due waiver of the conditions set forth in Article VIII hereof and, in no event later than two Business Days after such satisfaction or waiver, or at such other time, date and/or place as the Parties shall mutually agree (the "Closing Date").

        Section 2.03 Consummation of the Merger; Effects of Merger. As soon as is practicable after the satisfaction or due waiver of the conditions set forth in Article VIII hereof and, in no event later than two Business Days after such satisfaction or waiver, except as the Parties may otherwise mutually agree, the Parties will cause the articles of merger (the "Articles of Merger") relating to the Merger (and executed in accordance with the FBCA), and such other documents as are required by the FBCA, to be duly filed with the Secretary of State of the State of Florida. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Florida, or at such other later date and time as the Parties shall mutually agree (the "Effective Time"). The Merger shall have the effects set forth in the FBCA, and the Surviving Corporation shall succeed to and, without limiting the generality of the foregoing, shall possess all properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities of the Company all without further act or deed. Notwithstanding the foregoing, subject to Article IX hereof, the Parties may, by mutual agreement, abandon the Merger in accordance with the FBCA at any time prior to the Effective Time, whether before or after obtaining the Company Shareholder Approval.

        Section 2.04 Articles of Incorporation and By-laws. From and after the Effective Time, the Buyer Organizational Documents in effect immediately prior to the Effective Time shall become the Articles of Incorporation and By-laws of the Surviving Corporation (the "Surviving Corporation's Organizational Documents") unless and until thereafter amended in the manner prescribed by the FBCA and/or the Surviving Corporation's Organizational Documents.

        Section 2.05 Directors and Officers. From and after the Effective Time, the persons who are directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers (in the same respective offices then held) of the Surviving Corporation, respectively, to serve until their successors have been duly elected and qualified in accordance with the Surviving

Corporation's Organizational Documents or their earlier death, resignation or removal. The Company shall cause all directors of the Company who are not also directors of Buyer to resign their positions as directors of the Company effective as of the Effective Time.

        Section 2.06 Taking of Necessary Action; Further Action. Each of the Company, Parent and Buyer will take all such reasonable and lawful action, as promptly as possible, as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession of all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and Buyer immediately prior to the Effective Time are hereby fully authorized in the name of their respective corporations or otherwise to take, and are directed to take, all such lawful and necessary action as promptly as possible. Without limiting the generality of the foregoing, the Parties shall cooperate to determine as soon as reasonably practicable after the date hereof whether an indenture with respect to the Notes is required or appropriate under the circumstances and, if so required or appropriate, shall use their respective commercially reasonable efforts to negotiate the terms (including, without limitation, the creation of the Payment Fund described in Section 7.15, below) of and deliver such an indenture.

        ARTICLE III EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND BUYER; EXCHANGE OF CERTIFICATES.

        Section 3.01 Effects of the Merger on Capital Stock. As of the Effective Time, automatically by virtue of the Merger, and without any action on the part of the holders of shares of Common Stock or any shares of the capital stock of Buyer or Parent:

                (a) Capital Stock of Buyer. Each issued and outstanding share of common stock of Buyer shall be converted into and become one fully paid and non-assessable share of common stock, $0.0l par value per share, of the Surviving Corporation.

                (b) Cancellation of Treasury Stock and Parent/Buyer Owned Stock. Each share of Common Stock that is owned by the Company, any Company Subsidiary, Parent or Buyer (other than Common Stock received pursuant to
Section 3.01(a), above) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                (c) Conversion of Common Stock. Each issued and outstanding share of Common Stock (other than the Common Stock received pursuant to Section 3.01(a), above, and other than those to be cancelled and retired in accordance with Section 3.01(b), above) shall be converted into the right to receive from the Surviving Corporation, subject to Section 3.02 hereof, $3.25 in cash (the "Cash Merger Consideration") and an unsecured, non-transferable promissory note, dated as of the Effective Time (the "Note"), of Parent or Buyer in the principal amount of $1.25, bearing interest at the rate of 4.5% per annum, with equal payments of principal, together with accrued interest thereon, payable semi-annually over a 42-month period (the "Note Merger Consideration" and, together with the Cash Merger Consideration, the "Merger Consideration"). As of the Effective Time, all issued and outstanding shares of Common Stock to be converted pursuant to this Section 3.01(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate Holder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

        SECTION 3.02 EXCHANGE OF CERTIFICATES.

                (a) Paying Agent. Prior to the Effective Time, Parent shall engage and designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"). At or promptly after the Effective Time, Parent shall deposit with the Paying Agent, in separate trust for Certificate Holders, Notes representing the aggregate Note Merger Consideration for shares of Common Stock converted pursuant to Section 3.01(c) hereof, and as soon as practicable after the Effective Time, Parent or the Surviving Company shall deposit with the Paying Agent in separate trust for Certificate Holders, immediately available funds in an amount sufficient for the payment of the aggregate Cash Merger Consideration. Any interest earned on funds deposited with the Paying Agent pursuant to this Agreement shall be disbursed to the Surviving Corporation.

                (b)     Exchange Procedure.

                        (i) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each Certificate Holder (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent or Buyer may reasonably specify and (B) instructions for exchanging Certificates for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the Certificate Holder shall be entitled to receive in exchange therefor, and the Paying Agent shall pay pursuant to irrevocable instructions given by Parent, the amount of Notes and cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c) hereof; and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the surrendering Certificate Holder, if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the Certificate Holder or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After the Effective time, each Certificate shall be deemed to represent only the right to receive, upon surrender, as contemplated by this Section 3.02, the Merger Consideration. No interest will be paid, or will accrue, on the Cash Merger Consideration payable upon the surrender of any Certificate as contemplated by this Section 3.02. Regardless of when a Certificate Holder shall transmit his/its Certificates for the Merger Consideration, interest shall accrue and be payable on the Note for only the 42-month period immediately following the Effective Time.

                        (ii) Notwithstanding the provisions of Section 3.02(b)(i) hereof, with respect to the Common Stock held in escrow pursuant to that certain Acquisition Agreement, dated May 23, 1997, by and between the Company, Stephan Distributing, Inc and New Image Laboratories, Inc. ("New Image"), Parent shall set aside the Merger Consideration payable in respect thereof. If it shall be determined by a final, non-appealable order of a court of competent jurisdiction or mutual agreement that New Image is entitled to all or any portion of such Common Stock, Parent shall, upon surrender of the appropriate Certificate(s) in accordance with the terms of this Section 3.02, pay the Merger Consideration in respect thereof. Alternatively, if it shall be determined by a final, non-appealable order of a court of competent jurisdiction or mutual agreement that New Image is not entitled to such Common Stock, Parent shall be entitled to the Cash Merger Consideration in respect thereof and the Notes in respect thereof shall be cancelled.

                (c) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender of any Certificate, in accordance with the terms of this Article III, shall be deemed paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate Holder presents a Certificate to the Surviving Corporation or the Paying Agent for any reason, such Certificate shall be cancelled and exchanged pursuant to this Article III.

                (d) No Liability. All funds and Notes deposited with the Paying Agent that remain unclaimed by Certificate Holders for one year after the Effective Time shall be disbursed to the Surviving Corporation, upon its written demand, and any Certificate holders that have not theretofore complied with the instructions for exchanging their Certificates, as provided herein, shall thereafter deliver Certificates to the Surviving Corporation in exchange for the Merger Consideration, as set forth in Section 3.01 hereof, without any interest in respect of the Cash Merger Consideration. None of Parent, Buyer, the Company, any Company Subsidiary or the Paying Agent shall be liable to any Person in respect of any funds or Notes delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered within the six-year period immediately following the Effective Time (or immediately prior to such earlier date that any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity), the Cash Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto, and the Note Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, be cancelled.

                (e) Withholding Right. Parent, Buyer or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable amounts pursuant to this Agreement to any Certificate Holder such amounts, if any, as Parent, Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Certificate Holder in respect of which such deduction and withholding was made by Parent, Buyer or the Paying Agent.

        ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company hereby represents and warrants to Parent and Buyer as follows:

        Section 4.01 Organization. The Company and each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to result in a Material Adverse Effect.

        Section 4.02 Subsidiaries. Schedule 4.02 hereto sets forth a true and complete list of the Company Subsidiaries, including the name, state of organization of each such Subsidiary and the Company's respective ownership interest therein. All of the issued and outstanding shares of capital stock of each Company Subsidiary are validly issued, fully paid, non-assessable and free of preemptive rights imposed by Applicable Law, the Company or the Company Subsidiaries, and are owned by the Company, free and clear of any Liens, limitations on the Company's voting rights, voting trusts or proxies.

        Section 4.03 Capitalization. The authorized capital stock of the Company consists solely of 25,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). At the close of business on March 31, 2003, (a) 4,410,577 shares of Common Stock were issued and outstanding, (b) 1,072,500 shares of Common Stock were reserved for issuance upon the exercise of outstanding Equity Commitments and (c) no shares of Preferred Stock were issued. Since March 31, 2003, no additional shares of capital stock of the Company have been issued or reserved for issuance or become issuable. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the issued and outstanding shares of Common Stock are, or will be, subject to preemptive rights imposed by Applicable Law or by or through the Company. There are no bonds, debentures, notes or other evidences of indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters that shareholders of the Company may vote. Except as set forth on
Schedule 4.03 hereto or in the Filed SEC Documents, the Company has no outstanding Equity Commitments. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

        Section 4.04 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Common Stock (the "Company Shareholder Approval"). The Independent Committee has duly recommended to the Board of Directors of the Company to approve and adopt the Merger and this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Company

Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and except for general principles of equity.

        Section 4.05 Consents _and Approvals; No Violations. Except as set forth on Schedule 4.05 hereto and any filings, permits, authorizations, consents and approvals as may be required under the Exchange Act (including filing with the SEC the Proxy Statement and Form 15), state securities laws ("Blue Sky Laws"), the AMEX Constitution and Rules and the FBCA, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with, or result in any breach of, any provision of the Articles of Incorporation or By-laws of the Company or any Company Subsidiary, (b) require any permit, authorization, consent or approval of, or filing with, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including any self-regulatory organization, domestic, foreign or supranational (a "Governmental Entity") or any Person, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration, under the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it, or any of its properties or assets, may be bound or (d) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective business, properties, assets or operations (collectively, "Applicable Law"), except, in the case of clauses (b) through (d) above, for any violations, breaches or defaults that could not reasonably be expected to result in a Material Adverse Effect.

        Section 4.06 SEC Documents; Financial Statements. Except as set forth on
Schedule 4.06 hereto, the Company has timely (in accordance with the Exchange
Act) filed with the SEC all reports, statements, forms and other documents required to be filed by it under the Securities Act or the Exchange Act since January 1, 2000 (as such may have been amended, the "SEC Documents"). Except as set forth on Schedule 4.06, as of their respective filing dates (or, if amended, as of the date of the amendment) (a) the SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading The financial statements of the Company (as such statements may have been amended or restated) included in the SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP except, in the case of unaudited statements, as permitted by Forms 8-K and 1O-Q of the SEC, applied on a consistent basis during the periods involved, except as indicated in the notes thereto and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (x) as set forth in the Filed SEC

Documents (as defined in Section 4.08 hereof), (y) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed SEC Documents and (z) for liabilities incurred or to be incurred in connection with the transactions contemplated hereby, the Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, required by GAAP to be set forth on the Company's latest consolidated balance sheet filed with the SEC or in the notes thereto.

        Section 4.07 Information Supplied. Subject in all respects to the accuracy of the representations and warranties of Parent and Buyer set forth in
Article V hereof, the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference, as such may be timely amended or supplemented, in (i) that portion of the Joint Proxy/Registration Statement constituting Parent's registration statement on Form S-4 in respect of the issuance of the Notes in the Merger (the "Registration Statement") shall not, at the time the Joint Proxy/Registration Statement is filed with the SEC and/or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) that portion of the Joint Proxy/Registration Statement constituting the Company's proxy statement, in definitive form, relating to the Shareholders Meeting to be held in connection with the Merger and the related transactions (the "Proxy Statement") shall not, at the date mailed to the Company's shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting that has become false or misleading and (iii) the Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger (the "Schedule 13E-3") shall not, at the time the
Schedule 13E-3 is filed with the SEC and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event relating to the Company or any Company Subsidiary, Affiliate, Associate, officer or director is discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or the Schedule 13E-3, the Company shall promptly inform Parent and Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Buyer that is contained in or furnished in connection with the preparation of the Joint Proxy/Registration Statement or the Schedule 13E-3. The Joint Proxy/Registration Statement shall comply as to form in all material respects with the respective provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

        Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, including the exhibits thereto, filed with the SEC and publicly available as of the date of this Agreement (the "Filed SEC Documents"), or as set forth on Schedule 4.08 hereto, since the date of the most recent audited financial statements included in the Filed SEC Documents, each of the

Company and each Company Subsidiary has conducted its business in the ordinary course and, specifically, has not:

                (a) experienced any events or circumstances that have resulted in a Material Adverse Effect, other than those, if any, resulting from general conditions applicable to the industries in which the Company and any Company Subsidiary is involved or of economic and financial events of general applicability;

                (b) declared, set aside or paid any dividend or other distribution, whether in cash, stock or property, with respect to any of the Company's or Company Subsidiary's capital stock;

                (c) split, combined or reclassified any of its capital stock, nor issued or authorized any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                (d) granted, to any officer of the Company or any Company Subsidiary, a material increase in compensation, except in the ordinary course of business consistent with past practice or as was required under then-effective employment agreements;

                (e) granted, to any officer of the Company or any Company Subsidiary, any material severance or termination pay, except as was required under then-effective employment, severance or termination agreements;

                (f) entered any employment, severance or termination agreement with any director or officer of the Company or any Company Subsidiary;

                (g) suffered any material damage, destruction or loss to property, whether or not covered by insurance, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect; or

                (h) made any change in accounting methods, principles or practices materially affecting its assets, liabilities or business, except as required by GAAP.

        Section 4.09 Litigation. Except as set forth on Schedule 4.09 hereto or as disclosed in the Filed SEC Documents, there is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that could reasonably be expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any Company Subsidiary that has resulted, or could reasonably be expected to result, in such an Effect.

        Section 4.10 Contracts. Except as set forth on Schedule 4.10 hereto or as disclosed in the Filed SEC Documents, there are no contracts or other agreements that are material to the business, financial condition or results of operations of the Company taken as a whole. Neither the Company nor any Company Subsidiary is in violation of, or in default under, nor does there exist any condition that upon the passage of time or the giving of notice or both would cause such a violation of or default under, any lease, permit, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it, or any of its properties or assets, is bound, except for any violations or defaults that have not resulted, or could not reasonably be expected to result, in a Material Adverse Effect.

        Section 4.11 Compliance with Laws. Except as disclosed in the Filed SEC Documents, to the Knowledge of the Company, each of the Company and each Company Subsidiary is in compliance with all Applicable Laws, except for any instances of noncompliance that have not resulted, or could not reasonably be expected to result, in a Material Adverse Effect. Each of the Company and each Company Subsidiary has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates and permits, including all authorizations under Environmental Laws (collectively, "Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as presently conducted, except where any failure to have any such Permit could not reasonably be expected to result in a Material Adverse Effect. No default has occurred under any Permit, except for defaults that could not reasonably be expected to result in a Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened investigations or reviews by any Governmental Entity with respect to the Company or any Company Subsidiary other than any the outcome of which could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 4.12 ENVIRONMENTAL MATTERS.

                (a) Each of the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, except for any instances of non-compliance that have not resulted, and could not reasonably be expected to result, in a Material Adverse Effect;

                (b) To the Knowledge of the Company, there has been no Release of Hazardous Materials, in, on, under or affecting any property now owned, leased or operated by the Company or any Company Subsidiary, except for any Release that has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect;

                (c) Neither the Company nor any Company Subsidiary has received any written request for information or written notice of a pending or threatened action, demand, investigation or inquiry by any Governmental Entity or other Person relating to any actual or potential violation of Environmental Laws or any actual or potential obligation to investigate or remediate a Release or threatened Release of any Hazardous Materials; and

                (d) Neither the Company nor any Company Subsidiary has contractually retained any liabilities or obligations arising under Environmental Laws in connection with formerly owned, leased or operated properties or facilities or in connection with any formerly owned divisions, subsidiaries, companies or other entities, except in each case for any that, to the Knowledge of the Company, have not resulted, and could not reasonably be expected to result, in a Material Adverse Effect

        Section 4.13 Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed SEC Documents or as set forth on Schedule 4.13 hereto, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither the Company nor any Company Subsidiary has adopted or materially amended any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary. Except as set forth on Schedule 4.13 hereto or as disclosed in the Filed SEC Documents, there are no material employment, consulting, severance. termination or indemnification agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary. Except as set forth on Schedule 4.13, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining or other labor union agreement. To the Knowledge of the Company, since January 1, 2000 neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

        SECTION 4.14 ERISA COMPLIANCE.

                (a) Schedule 4.14(a) hereto contains a complete list of all Pension Plans, Employee Welfare Benefit Plans and all other material benefit plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of current or former employees, officers or directors of the Company or any Company Subsidiary (collectively, the "Benefit Plans"). Each of the Company and each Company Subsidiary has made available to Parent and Buyer true and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500, if any, filed with the IRS with respect to each such Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. Each of the Company and each Company Subsidiary and all Benefit Plans are in compliance in all material respects with applicable provisions of ERISA and the Code.

                (b) Except as set forth on Schedule 4.14(a), any Pension Plan intended to qualify under Section 401(a) of the Code has been the subject of determination letters from the IRS to the effect that such Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a) of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in a manner that could reasonably be expected adversely to affect its qualification or materially increase its costs.

                (c) Except as set forth on Schedule 4.14(a), neither the Company nor any Company Subsidiary has, within the three-year period immediately preceding the date of this Agreement, maintained, contributed to, or been obligated to contribute to, any Benefit Plan that is subject to Title IV of ERISA.

                (d) A Company Subsidiary contributes to the National Conference of Firemen and Oilers, Local No. 7 A.F.L.-C.I.O plan ("Union Plan"), a multi-employer plan (as defined in Section 4001(a)(3) of ERISA). Except with respect to the Union Plan, neither the Company nor any Company Subsidiary is required to contribute to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). Neither the Company nor any Company Subsidiary has withdrawn from any multi-employer plan (including the Union Plan) where such withdrawal has resulted, or would result, in any withdrawal liability (within the meaning of Section 4201 of ERISA) that has not been fully paid. Sections 4.14(a), (b) and
(c) of this Agreement shall not apply to the Union Plan.

                (e) With respect to any Employee Welfare Benefit Plan of the Company or any Company Subsidiary, except as set forth on Schedule 4.14(a), (i) no such Employee Welfare Benefit Plan is funded through a welfare benefits Fund (as defined in Section 419(e) of the Code) (ii) each such Employee Welfare Benefit Plan that is a group health plan (as defined in Section 5000(b)(l) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code and (iii) except as reflected in writing in such Employee Welfare Benefit Plan or as required by Applicable Law, there are no understandings, agreements or undertakings. written or oral, that would prevent any such Employee Welfare Benefit Plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or Company Subsidiary party to such Plan on or at any time after the Effective Time.

                (f) Schedule 4.14(a)(i) hereto lists all outstanding Company Stock Options as of March 31, 2003, showing for each such Company Stock Options
(i) the number of shares of Common Stock issuable thereunder, (ii) the number of vested shares, (iii) the date of grant and the expiration date and (iv) the exercise price.

                (g) Except as set forth on Schedule 4.14(a)(ii) hereto, and except with respect to the Company Stock Options set forth on Schedule 4.14(a)(i) hereto (and subject to Section 7.05 hereof), no officer or employee of the Company or any Company Subsidiary shall become entitled to any additional material compensation or benefits or any acceleration of the time of payment or vesting of any material compensation or benefits under any Benefit Plan or otherwise as a result of the transactions contemplated by this Agreement. It shall be assumed for purposes of the preceding sentence that no payments will be received by, or accelerated to, any such officer or employee as a result of the termination of such individual's employment by the Surviving Corporation after the Effective Time.

        SECTION 4.15 TAXES.

                (a) Except as set forth on Schedule 4.15 hereto, each of the Company and each Company Subsidiary has filed with the appropriate Governmental Entity all Federal, state or local tax returns and reports required by Applicable Law to be filed by such corporation (collectively, "Returns"), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("Taxes") due, together with any interest, penalties, assessments and deficiencies owed by such corporation, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company or any Company Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Except as set forth on Schedule 4.15, neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Returns.

                (b) Except as set forth on Schedule 4.15, there are no filed or other known tax Liens upon any assets of the Company or any of the Company Subsidiaries. Except as set forth on

Schedule 4.15, neither the Company nor any Company Subsidiary has waived in writing any statute of limitations in respect of Taxes or executed or filed with any Governmental Entity any agreement extending the period for the assessment or collection of any Taxes, nor is subject to any pending or, to the Knowledge of the Company, threatened Proceeding, examination or audit by any Governmental Entity for the assessment or collection of Taxes. To the Knowledge of the Company, no claim has been made in the past five years by a Governmental Entity in any jurisdiction where the Company or any Company Subsidiary does not file Returns that such corporation is or may be subject to taxation by that jurisdiction.

                (c) Each of the Company and each Company Subsidiary has complied in all material respects with the rules of the IRS and each appropriate state, local and foreign tax authority with respect to and applicable to the reporting of wages of the employees of such corporation. The Company and each Company Subsidiary has withheld and timely paid to the proper Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person.

        Section 4.16 No Excess Parachute Payments. Except as set forth on
Schedule 4.16 hereto, no amount that could be received pursuant to the Benefit Plans or any executed and delivered agreements between the Company or any Company Subsidiary and any executive officer or director thereof in effect as of the date of this Agreement (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-l) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code). It shall be assumed for purposes of the preceding sentence that no payments will be received by, or accelerated to, any such "disqualified individual" as a result of the termination of such individual's employment by the Surviving Corporation after the Effective Time. To the Knowledge of the Company, no disqualified individual is entitled to receive any additional material payment from the Company, any Company Subsidiary, the Surviving Corporation, or any other Person referred to in Q&A 10 under proposed Treasury Regulation Section 1.280G-l (a "Parachute Gross-Up Payment") in the event that the twenty (20%) percent parachute excise tax of Section 4999(a) of the Code is imposed on such individual. The Board of Directors of neither the Company nor any Company Subsidiary has, during the six months prior to the date of this Agreement, granted to any officer, director or employee of the Company or any Company Subsidiary any right to receive any Parachute Gross-Up Payment.

        Section 4.17 Title to Properties. Except as set forth on Schedule 4.17 hereto or as disclosed in the Filed SEC Documents, each of the Company and each Company Subsidiary has good title to, or valid leasehold or other interests in, all the material properties and assets purported to be owned by such party except for such property and/or assets as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties other than assets and properties in which the Company or a Company Subsidiary has a leasehold interest, are held free and clear of all Liens other than (x) those set forth

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

on Schedule 4.17, (y) Permitted Liens or as disclosed in the Filed SEC Documents. Except as set forth on Schedule 4.17 or in the Filed SEC Documents, each of the Company and each Company Subsidiary has complied in all material respects with the terms and conditions of all material real property leases to which it is a party and, to the Knowledge of the Company, all such material leases are in full force and effect.

        Section 4.18 Intellectual Property. Each of the Company and each Company Subsidiary owns, or is validly licensed or otherwise has the right to use, all trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs that, to the Knowledge of the Company, are material to the conduct of the business of such company as now operated (collectively, the "Intellectual Property Rights"). Except as set forth on Schedule 4.18 hereto or as disclosed in the Filed SEC Documents, no written claims are pending or, to the Knowledge of the Company, threatened that the Company or any Company Subsidiary is materially infringing or otherwise materially adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the Company, no Person is materially infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right.

        Section 4.19 Voting Requirements. The affirmative vote of the holders of a majority of the issued and outstanding Common Stock is the only vote of the holders of the Company's capital stock necessary under the FBCA to approve this Agreement and the transactions contemplated hereby.

        Section 4.20 State Statutes. Section 607.0901 (Affiliated Transactions) and Section 607.0902 (Control-Share Acquisitions) of the FBCA are not applicable to the Merger, this Agreement and the transactions contemplated hereby either because (i) such statutes are not applicable by their terms or (ii) all actions necessary to exempt the Company, Parent, Buyer, their Affiliates, the Merger, this Agreement and the transactions contemplated hereby from such statutes have been taken. To the Knowledge of the Company, no other state takeover or similar statute or regulation applies or purports to apply to the Merger, this Agreement and/or the transactions contemplated hereby.

        Section 4.21 Brokers. Except for SRH, no broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

        Section 4.22 Opinion of SRH. The Board of Directors of the Company has received the Fairness Opinion.

        ARTICLE V      REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.

        Parent and Buyer hereby jointly and severally represent and warrant to the Company as follows:

        Section 5.01 Organization. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where any failure to be so qualified or licensed (individually or in the aggregate) and in good standing could not reasonably be expected to prevent or materially delay the consummation of the Merger or to materially and adversely affect the business, condition or operations of Parent and Buyer, taken as a whole. Buyer has delivered to the Company true and correct copies of its Articles of incorporation and By-laws, in each case as amended up to the date of this Agreement.

        Section 5.02 Authority. Each of Parent and Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Buyer, including the approval and adoption of this Agreement by holders of all of the outstanding shares of each of Parent's and Buyer's common stock. No other corporate proceedings on the part of either Parent or Buyer are necessary to authorize this Agreement, the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Buyer and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and except for general principles of equity.

        Section 5.03 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the Securities Act (including the filing with the SEC of the Registration Statement), the Exchange Act (including the filing with the SEC of the Schedule l3E-3), Blue Sky Laws and the FBCA, neither the execution, delivery or performance of this Agreement by either Parent or Buyer, nor the consummation by either Parent or Buyer of the transactions contemplated hereby, will (a) conflict with, or result in any breach of any provision of, the Articles of Incorporation or By-laws of either Parent or Buyer, (b) require any permit, authorization, consent or approval of, or filing with, any Governmental Entity or any Person, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, amendment, cancellation or acceleration, under the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Parent or Buyer is a party or by which either, or any of their respective properties or assets, may be bound or (d) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to either Parent or Buyer or any of their respective properties or assets, except, in the case of clauses (b) through (d) above, for any violations, breaches or defaults that (individually or in the aggregate) could not reasonably be expected to prevent or materially delay the consummation of the Merger or materially and adversely to affect the business, condition or operations of Parent and Buyer, taken as a whole.

        Section 5.04 Information Supplied. Subject in all respects to the accuracy of the representations and warranties of the Company set forth in
Article IV hereof, the information supplied or to be supplied by or on behalf of Buyer and Parent for inclusion or incorporation by reference, as such may be timely amended or supplemented, in (i) that portion of the Joint Proxy/Registration Statement constituting the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, (ii) that portion of the Joint Proxy/Registration Statement constituting the Proxy Statement shall not, at the date mailed to the Company's shareholders and at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting of the Company's shareholders that has become false or misleading and (iii) the Schedule 13E-3 shall not, at the time the Schedule 13E-3 is filed with the SEC and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event relating to Parent or Buyer or any of their Affiliates, Associates, officers or directors is discovered by Parent or Buyer that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or the Schedule 13E-3, Parent or Buyer shall promptly inform the Company. Notwithstanding the foregoing, neither Parent nor Buyer makes any representation or warranty with respect to any information supplied solely by or on behalf of the Company that is contained in or furnished in connection with the preparation of the Joint Proxy/Registration Statement or the Schedule 13E-3. The Joint Proxy/Registration Statement and the Schedule 13E-3 shall comply as to form in all material respects with the respective provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

        Section 5.05 Interim Operations of Parent and Buyer. Each of Parent and Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has no material liabilities, obligations or commitments, other than fees and/or costs incurred in connection herewith and under the letters of intent from General Electric Capital Business Asset Funding Corporation and Merrill Lynch Business Financial Services, Inc. Each of Parent and Buyer has in effect all material Permits necessary for it to own, lease and/or operate its properties and assets and to carry on its business as presently conducted.

        Section 5.06 Brokers. Except for SRH, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Buyer.

        Section 5.07 Financing. Parent and Buyer have received letters of intent from General Electric Capital Business Asset Funding Corporation and Merrill Lynch Business Financial Services, Inc. to provide debt financing to Parent subject to and at the consummation of the Merger in the form attached hereto as Exhibit B. The funds made available pursuant to these financing arrangements along with internal funds of Parent and/or the Surviving Corporation are sufficient to pay the aggregate Merger Consideration hereunder.

        Section 5.08 State Statutes. Section 607.0901 (Affiliated Transactions) and Section 607.0902 (Control-Share Acquisitions) of the FBCA are not applicable to the Merger, this Agreement and the transactions contemplated hereby either because (i) such statutes are not applicable by their terms or (ii) all actions necessary to exempt the Company, Parent, Buyer, their Affiliates, the Merger, this Agreement and the transactions contemplated hereby from such statutes have been taken. To the knowledge of Parent and Buyer, no other state takeover or similar statute or regulation applies or purports to apply to the Merger, this Agreement and/or the transactions contemplated hereby.

        Section 5.09 No Breaches. To the knowledge of Parent and Buyer, there exists no breach of any representation or warranty of the Company contained in
Article IV hereof.

        Section 5.10 Ownership of Common Stock. As of this date, Parent beneficially owns 1,150,606 shares of Common Stock, and Parent will promptly take such action to evidence that such share ownership is of record.

        ARTICLE VI     COVENANTS.

        Section 6.01 Conduct of _Business. From the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to
Section 9.01 hereof, except as otherwise contemplated hereby or as Parent shall consent to in writing, which consent shall not be unreasonably withheld or delayed, the Company shall carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time or such earlier termination, the Company shall not, except as set forth on
Schedule 6.01 hereto, as contemplated or expressly permitted by this Agreement, or as Parent shall consent to in writing, which consent shall not be unreasonably withheld or delayed, in respect of subsections (f) through (m) below, inclusive:

                (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or classify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                (b) issue, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Common Stock upon the exercise of Company Stock Options) or as provided for herein;

                (c)     amend its Articles of Incorporation or By-laws;

                (d) subject to Section 6.02 hereof, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division therefor or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

                (e) sell, lease, license, mortgage, subject to any Lien or otherwise encumber, or otherwise dispose of any of its properties or assets including stock of the Company Subsidiaries, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice;

                (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings or guarantees incurred in the ordinary course of business consistent with past practice or directly in connection with the transactions contemplated hereby, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than extensions of credit to customers and/or other loans or advances made in the ordinary course of business consistent with past practice;

                (g) make any material Tax election or settle or compromise any material income tax liability;

                (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and/or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

                (i) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company is a party, or waive, release or assign any material rights or claims;

                (j) make any significant changes in its accounting methods or practices, except as required by Applicable Law or GAAP;

                (k) fail to maintain, and the Company shall cause the Company Subsidiaries to not fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as previously maintained by the Company and the Company Subsidiaries;

                (l) fail to maintain in effect all existing Permits necessary for the operations of the Company and the Company Subsidiaries; or

                (m) authorize any of, or commit or agree to take any of, the foregoing actions.

        SECTION 6.02 NO SOLICITATION.

                (a) The Company shall, and shall direct and use reasonable best efforts to cause its officers, directors, employees, representatives and agents to, terminate at the close of business 30 days from the date of this Agreement (the "Solicitation Deadline") any discussions or negotiations with any parties other than Parent or Buyer that may be ongoing with respect to a Takeover Proposal, except with respect to a Superior Proposal determined to be such prior to the Solicitation Deadline. After the Solicitation Deadline, unless such Takeover Proposal is determined to be a Superior Proposal by the Board of Directors of the Company prior to the Solicitation Deadline, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the Closing, the Board of Directors of the Company (or the Independent Committee) determines in good faith, after consultation with outside legal counsel, that there is a substantial likelihood it is so required by its fiduciary duties to the Company's shareholders under Applicable Law, the Company may, in response to a Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.02(a), and, subject to compliance with Section 6.02(c) hereof, (x) furnish information with respect to the Company to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any investment banker, financial advisor, attorney, accountant or other representative of the Company, acting on behalf and at the instruction of the Company, shall be deemed to be a breach of this Section 6.02(a) by the Company.

                (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Buyer, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any Acquisition Agreement, unless the Board of Directors of the Company shall have terminated this Agreement in accordance with Section 9.01(b)(iv) hereof. It is hereby acknowledged by Parent and Buyer that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an unsolicited Takeover Proposal in the form of a tender or exchange offer shall not be deemed to be a withdrawal, modification or proposal of the Company's position with respect to this Agreement or the Merger.

                (c) In addition to the obligations of the Company set forth in subsections (a) and (b) of this Section 6.02, the Company shall, subject to any applicable contractual limitations, immediately advise Parent and Buyer in writing of any request for information or of any Takeover

Proposal or any inquiry regarding the making of a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making such request, Takeover Proposal or inquiry. The Company shall, to the extent reasonably practicable and permitted, keep Parent and Buyer fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

        Section 6.03 Certain Tax Matters. From the date hereof until the Effective Time, (a) each of the Company and each Company Subsidiary will file all Post-Signing Returns required to be filed; (b) each of the Company and each Company Subsidiary will timely pay all Taxes shown as due and payable on the Post-Signing Returns that are so filed; (c) each of the Company and each Company Subsidiary will make provision in accordance with its past practice for all Taxes payable by the Company or any Company Subsidiary, as applicable, for which no Post-Signing Return is due prior to the Effective Time; and (d) the Company will promptly notify Buyer of any pending Proceeding with respect to the Company or any Company Subsidiary in respect of any Tax where there is a reasonable possibility of a determination or decision that could reasonably be expected to have a significant adverse effect on the Company's or any Company Subsidiary's Tax liabilities or Tax attributes.

        Section 6.04 Other Actions. The Company shall not take any action that could reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue or (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect; provided, however, the Company shall have the right to take any actions specifically permitted by Sections 6.02 or 9.01 hereof.

        Section 6.05 Filings. The Company shall promptly provide to Parent (or its legal counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

        Section 6.06 Financing of the Merger. Parent and Buyer shall, within 70 days of the execution of this Agreement, deliver to Company fully executed copies of commitment letters issued by General Electric Capital Business Asset Funding Corporation and Merrill Lynch Business Financial Services, Inc. evidencing such lenders' commitments to provide (in the aggregate) sufficient debt financing to the Parent and Buyer to consummate the transactions contemplated hereby. In the event that prior to the Effective Time any of such financing commitment(s) is issued and subsequently revoked, the Parent and Buyer shall immediately (within 5 business days) replace such financing commitment(s) with new commitment(s) from comparable financial institution(s) containing the same or substantially similar terms and provide the Company with evidence thereof.

        ARTICLE VII    ADDITIONAL AGREEMENTS.

        SECTION 7.01 PREPARATION AND FILING OF THE JOINT PROXY/REGISTRATION STATEMENT AND THE SCHEDULE 13E-3.

                (a) Preparation and Filing. The Parties shall cooperate and jointly prepare and file with the SEC as soon as reasonably practicable after the date hereof the Joint Proxy/Registration Statement and the Schedule 13E-3. The Parties shall each use commercially reasonable best efforts to cause (x) the Registration Statement to be declared effective under the Securities Act and (y) the Joint Proxy/Registration Statement to be cleared under the Exchange Act as promptly as practicable after such filing. Each Party shall take such action as may be reasonably required to cause the Notes issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable Blue Sky Laws; provided, however, that no Party shall be required to register or qualify as a foreign corporation or to take other action that would subject it to service of process in any jurisdiction where it would not be, following the Merger, so subject. The Parties shall each use commercially reasonable best efforts to respond to any comments of the SEC or its staff to the Joint Proxy/Registration Statement and/or the Schedule 13E-3. The Company shall cause the Joint Proxy/Registration Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the Joint Proxy/Registration Statement to the satisfaction of the SEC or its staff. Promptly upon the receipt of any comments from the SEC or its staff and/or of any request by the SEC or its staff for amendments or supplements to the Joint Proxy/Registration Statement and/or the Schedule 13E-3 or for additional information, the receiving Party shall notify the other Parties and shall promptly supply such other Parties with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy/Registration Statement, the Schedule 13E-3 or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Joint Proxy/Registration Statement, the Company and Parent shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail the Joint Proxy/Registration Statement, or any amendment or supplement thereto, to which Parent reasonably and timely objects; provided, that Parent shall identify its objections and fully cooperate with the Company to generate a mutually satisfactory Joint Proxy/Registration Statement. Subject to Sections 4.07 and 5.04 hereof, each of the Parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement and the Schedule l3E-3. No representation, warranty or agreement is made by any Party with respect to information supplied by any other Party for inclusion in the Joint Proxy/Registration Statement or the Schedule 13E-3.

                (b) Letter from Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent and Buyer letters of Deloitte & Touche LLP, dated a date within two Business Days before the date of the Registration Statement, and addressed to Parent and Buyer, in form and substance reasonably satisfactory to Parent and Buyer and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with the registration statements on Form S-4.

                (c) Fairness Opinion. It shall be a condition to the mailing of the Proxy Statement to the shareholders of the Company that the Company shall have received the Fairness

Opinion, to the effect that, as of the date thereof the Merger Consideration was fair, from a financial point of view, to the holders of the Common Stock and the Fairness Opinion shall not have been withdrawn or materially modified by SRH.

        Section 7.02 Company Shareholder Approval. The Company shall, as soon as reasonably practicable after the date hereof, subject to Section 6.02 hereof and the timing requirements contained in Section 7.01(a) hereof, (a) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval, (b) distribute to its shareholders the Joint Proxy/Registration Statement in accordance with applicable Federal and state law and with its Articles of Incorporation and By-laws, (c) recommend (in the Joint Proxy/Registration Statement and otherwise) to its shareholders approval of the Merger, this Agreement and the transactions contemplated hereby, (d) use its reasonable best efforts to solicit from its shareholders proxies approving the Merger, this Agreement and the transactions contemplated hereby and (e) cooperate and consult with Parent and Buyer with respect to each of the foregoing matters.

        Section 7.03 Access to Information; Confidentiality. The Company shall, and the Company shall cause each Company Subsidiary to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours, from the date hereof to the Effective Time or the earlier termination of this Agreement pursuant to Section 9.01 hereof, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by applicable law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, all information received from the Company, any Company Subsidiary, directly or indirectly, in strict confidence, until the Effective Time or, if the Merger shall not be consummated, indefinitely.

        SECTION 7.04 REASONABLE EFFORTS; NOTIFICATION.

                (a) Upon the terms and subject to the conditions contained in this Agreement, each of the Parties shall use all reasonable efforts, as determined by it in the exercise of its reasonable business judgment, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) obtaining all necessary waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers of any other Person, (iii) defending any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that no

Party shall be required to incur any significant additional expense in defending any such Proceedings, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, each of the Parties, shall, as determined by it in the exercise of its reasonable business judgment, (x) take all actions necessary to ensure that no state takeover statute or similar statute or regulation impedes or prevents the Merger, this Agreement or any of the other transactions contemplated by this Agreement hereby and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, at Parent's sole cost, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated by this Agreement.

                (b) The Company shall give prompt written notice to Parent and buyer of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) its failure to comply with or satisfy in any material respect any covenant, agreement or condition to be complied with or satisfied by it under this Agreement.

        SECTION 7.05 STOCK OPTION PLANS.

                (a) As soon as practicable following the date of this Agreement, but in no event later than the Closing, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans) shall (including by adopting resolutions or taking any other necessary corporate actions) ensure that each outstanding Company Stock Option heretofore granted under any Stock Option Plan, whether or not then exercisable, shall either be (i) cancelled immediately prior to the Effective Time in exchange for an amount in Note(s) and cash, payable at the time of such cancellation, equal to the product of (A) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time and
(B) the excess of the Merger Consideration over the per share exercise price of such Option (the "Net Amount") or (ii) converted immediately prior to the Effective Time into the right solely to receive in Note(s) and cash equal to the Net Amount. The Net Amount to be paid with respect to each outstanding Company Stock Option in connection with the foregoing shall be satisfied first by issuance of a Note in the aggregate principal up to that amount, not in excess of the Net Amount, equal to the product of (A) $1.25 and (B) the number of shares of Common Stock subject to such Option, and second, to the extent that the Net Amount is not satisfied thereby, in cash. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option (except for the payment described above) without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

                (b) Subject to Section 7.05(a) hereof, all Company Stock Options and Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any Option shall be deleted as of the Effective Time. The Company shall ensure that following the consummation of the Merger no holder of any

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

Company Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, any Company Subsidiary, Parent or the Surviving Corporation.

                (c) The Surviving Corporation shall be obligated to pay the Net Amount to holders of any Company Stock Options converted in accordance with clause (ii) of Section 7.05(a).

        SECTION 7.06 INDEMNIFICATION, EXCULPATION AND INSURANCE.

                (a) Parent and Buyer (on its own behalf and that of the Surviving Corporation) agree that all rights to indemnification (including the advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its Articles of Incorporation and its By-laws (each as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder and thereunder in respect of any such claims shall continue, without diminution, until final disposition of all such claims.

                (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors, transferees and assigns of the Surviving Corporation or its assets shall assume the obligations set forth in this Section 7.06. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, the Surviving Corporation shall, as an express condition thereof, either guarantee the indemnification obligations referred to in Section 7.06(a) hereof or take such other action to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

                (c) For a period of six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, including but not limited to, the transactions contemplated by this Agreement, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that, in satisfying its obligation under this Section 7.06(c), the Surviving Corporation shall not be obligated to pay premiums in excess of two hundred (200%) percent of the amount per annum the Company paid in its last full fiscal year (which the Company represents to be approximately $125,000); provided further, that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such two hundred (200%) percent amount.

                (d) The provisions of this Section 7.06 are (i) for, and intended to be for, the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives and (ii) in addition to, and not in substitution for, or in lieu of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

        SECTION 7.07 FEES AND EXPENSES.

                (a)     Except as otherwise provided herein and as provided in
Section 7.07(b) hereof all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except that printing and mailing costs and expenses shall be shared equally by Parent and the Company. By way of clarification and not limitation, the Parties agree that the fees payable in connection with the filing of that portion of the Joint Proxy/Registration Statement constituting the Registration Statement shall be paid by Parent. The Parties agree that, subject to the immediately preceding sentence, of the total cost of the Joint Proxy/Registration Statement 50% shall be allocated to Parent and 50% shall be allocated to the Company.

                (b) In the event that this Agreement is terminated by any Party pursuant to Section 9.0l(b)(iv) or 9.01(b)(v) hereof, the Company shall promptly, and in no event later than two Business Days after the date of such termination, pay to Parent (i) the Termination Fee (in the case of termination pursuant to Section 9.01(b)(iv)), (ii) the Expenses (in the case of a termination pursuant to Section 9.01(b)(v) based on an action set forth on
Schedule 4.09) or (iii) one-half of the Termination Fee (in the case of a termination pursuant to Section 9.01(b)(v) based an action not set forth on
Schedule 4.09), said payment (whether of the Termination Fee, the Expenses or one-half of the Termination Fee, as the case may be) to be made by wire transfer of immediately available funds to an account designated by Parent. The agreements contained in this Section 7.07 are an integral part of the transactions contemplated by this Agreement and without these agreements Parent and Buyer would not enter into this Agreement. If the Company fails to promptly pay the amount due pursuant to this Section 7.07 and Parent commences a Proceeding that results in a judgment against the Company for the fee set forth in this Section 7.07, the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such Proceeding, together with interest on the Fee at the prime rate of interest as reported by The Wall Street Journal on the date immediately prior to the date that the Termination Fee shall be required to be made pursuant to this Agreement.

        Section 7.08 Public Announcements. The Parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form reasonably agreed to by the Parties.

        Section 7.09 Continuation of Benefits. It is the intention of the Parent and Buyer, following the consummation of the transactions contemplated herein, to provide employee benefits, programs, policies and arrangements for the benefit of the employees of the Surviving Company that, in the aggregate, are generally comparable to those provided by the Company as of the date hereof; provided, however, that such employee benefits, programs, policies and arrangements may be adversely affected by changes in economic conditions that arise following the Effective Time.

        SECTION 7.10 LABOR AND EMPLOYMENT.

                (a) Responsibilities and liabilities under the Worker Adjustment and Retraining Notification Act and similar state and local laws shall rest exclusively with the Company until the Closing and, after the Closing, such responsibilities and liabilities shall rest exclusively with Parent and Buyer.

                (b) Subject to any adverse economic conditions that may arise after the Effective Time, Parent and Buyer presently expect to retain a Substantial Complement of the Company's existing workforce upon consummation of the transactions contemplated hereby for a minimum of 90 days "Substantial Complement" shall mean either at least seventy-five (75%) percent of the existing workforce or a workforce that has not been reduced by more than 45 employees from the total number of employees in the existing workforce, "Existing workforce" shall be measured as the average thereof in the 90-day period immediately preceding the Closing Date and shall include both full and part-time employees. Notwithstanding the generality of the foregoing, changes in economic conditions may adversely affect the foregoing expectations.

        Section 7.11 Knowledge of Breach. The actual knowledge prior to or as of the date of this Agreement of any director or officer of the Company who is also a director, officer and/or shareholder of Parent or Buyer of a breach of, or of information that provides the basis of a claim of a breach of, any representation or warranty contained in Article IV hereof shall preclude Parent and Buyer from making a claim of a breach of such representation or warranty or for claiming a failure to meet the condition set forth in Section 8.02(b) hereof.

        Section 7.12 Parent Vote of Common Stock. Parent hereby agrees to vote, either in person or by proxy, all shares of Common Stock owned by it in favor of approval of this Agreement and the Merger at the Shareholders Meeting.

        Section 7.13 Delisting of Common Stock. The Surviving Corporation shall take all actions necessary to terminate the shares of Common Stock from listing and registration with the AMEX, in accordance with the AMEX Constitution and Rules PARA l0,379A Section 1010, and Rules 12d2-2 and 12g-4(a) promulgated under the Exchange Act, including by delivering a copy of Form 15 to the AMEX, promptly after the Effective Time.

        Section 7.14 Reporting Obligations. Following the Effective Time, Parent shall cause to be prepared, filed with the SEC and distributed (directly or indirectly) to the holders of the Notes such reports required under (and in accordance with) the Exchange Act for as long as it shall be required to do so in accordance with Section 15(d) of the Exchange Act.

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

        Section 7.15 Payment Fund. Following the Effective Time, Parent shall use its best efforts to cause to create and fund a repayment fund (the "Payment Fund") for purposes of funding, from time-to-time, the obligation of the Surviving Corporation to pay principal and interest on the Notes. The maximum amount to be placed in such Payment Fund shall be an amount equal to 50% of the aggregate principal and interest amount due under the Notes; provided, however, notwithstanding anything herein to the contrary, the Surviving Corporation shall be entitled, in its sole an absolute discretion, to reduce the amounts deposited in the Payment Fund or use such monies for other corporate purposes.

        ARTICLE VIII   CONDITIONS.

        Section 8.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except, to the extent permitted by applicable law, that any of such conditions may be waived in writing pursuant to Section 9.04 hereof by the joint action of the Parties:

                (a) Company Shareholder Approval. The Company Shareholder Approval shall have been duly obtained.

                (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing or materially delaying the consummation of the Merger shall be in effect; provided, however, that each of the Parties shall, subject to Section 7.04(a)(iii) hereof, have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no Proceedings for such a stop order shall have been initiated.

        Section 8.02 Conditions to the Obligations of Parent and Buyer to Effect the Merger. The obligations of Parent and Buyer to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions, except that any of such conditions may be waived by Parent and Buyer in writing pursuant to Section 9.04 hereof:

                (a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement and required to be performed by it at or prior to the Closing Date.

                (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or similar qualifications contained therein) shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for any representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need be true and correct only as of such date or time), except in each of clauses (i) and (ii) for (x) changes expressly contemplated by this Agreement, and (y) such failures of representations or warranties to be true and correct (without regard to any materiality or similar qualifications contained therein) that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                (c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof and there shall exist no fact or circumstance that is reasonably likely to result in a Material Adverse Effect.

                (d) Consents. The Company shall have provided to Parent and Buyer evidence reasonably satisfactory to them that all of the consents and approvals set forth on Schedule 4.05 hereto have been obtained and not revoked.

                (e) Legal Opinion of Counsel to the Company. The Company shall have delivered to Parent and Buyer the opinion of Adorno & Yoss, P.A., as counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to Parent and Buyer and its counsel.

                (f) Financing of the Merger. Parent and Buyer shall have obtained firm commitments, on terms acceptable to Parent and Buyer in their reasonable discretion, for the financing of the transactions contemplated by this Agreement.

        Section 8.03 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions, except that any of such conditions may be waived by the Company in writing pursuant to Section 9.04 hereof;

                (a) Performance of Obligations of Parent and Buyer. Parent and Buyer shall have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement and required to be performed by them at or prior to the Closing Date.

                (b) Representations and Warranties. The representations and warranties of Parent and Buyer set forth in this Agreement (without giving effect to any materiality or similar qualifications contained therein) shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for any representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need be true and correct only as of such date or time), except in each of clauses (i) and (ii) for (x) changes expressly contemplated by this Agreement, and (y) such failures of representations or warranties to be true and correct (without regard to any materiality or similar qualifications contained therein) that could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger and/or to result in a material adverse effect on Parent and/or Buyer.

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

                (c) Opinion of SRH. The Fairness Opinion shall not have been withdrawn or materially modified.

                (d) Waiver of Payment. Mr. Frank F. Ferola shall have irrevocably waived, with respect to his Employment Agreement with the Company, dated January 1, 1997, an amount equal to (i) the excess, if any, of the payment due to Frank F. Ferola pursuant to his Employment Agreement as a result of the Merger, over (ii) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000); provided, however, that such waiver shall only apply to the Merger of Buyer with and into the Company and not any transaction involving a third party, whether pursuant to a Superior Proposal or otherwise.

                (e) Legal Opinion of Counsel to Parent and Buyer. Parent and Buyer shall have delivered to the Company the opinion of Merritt & Tenney, LLP, as counsel for Parent and Buyer, dated as of the Closing Date, in form and substance satisfactory to the Company and its counsel.

        ARTICLE IX     TERMINATION AND AMENDMENT.

        Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the obtaining of Company Shareholder Approval:

                (a)     by mutual written consent of Parent and the Company;

                (b)     by either Parent or the Company:

                        (i) if the Company Shareholder Approval shall not have been duly obtained at the Shareholders Meeting, including any adjournment(s) thereof;

                        (ii) if any governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and non-appealable;

                        (iii) if the Merger shall not have been consummated by October 15, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to a Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

                        (iv) if the Board of Directors of the Company shall determine that a Takeover Proposal constitutes a Superior Proposal and, subject to Section 9.05 hereof, determines to seek to consummate such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.0l(b)(iv) unless and until five Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such five Business Day period the Company (i) informs Parent of the terms and conditions of the Superior Proposal and the identity of the Person making the Superior Proposal and (ii) otherwise cooperates with Parent with respect thereto (subject, in the case of this clause
(ii), to the condition that the Board of Directors of the Company shall not be required to take any action that it believes, after consultation with outside legal counsel, would present a substantial risk of liability for violating its obligations to the Company or the Company's shareholders under Applicable Law) with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.01(b)(iv) unless at the end of such five-Business Day period the Board of Directors of the Company shall continue to believe that the Takeover Proposal constitutes a Superior Proposal and the Company shall make all payments required pursuant to the terms of Section 7.07(b) hereof;

                        (v) if, prior to October 15, 2003, either (i) the SEC or another Federal or State agency, or (ii) a shareholder of the Company (other than a shareholder who is also a shareholder and/or Affiliate of the Parent), shall initiate any action or legal proceeding (such actions or legal proceedings to include, but shall not be limited to, a lawsuit or an administrative proceeding which, as of December 1, 2003, the parties reasonably believe will result in a delay in the consummation of the transactions contemplated hereby for a period of more than ninety (90) days thereafter (such action or legal proceeding being referred to collectively as an "Obstructing Action"); provided, however, that in the event an Obstructing Action is determined to exist at or as of October 15, 2003, any termination of this Agreement pursuant to either Section 9.01(b)(ii) or this Section 9.01(b)(v) shall be deemed to be a termination pursuant to this Section 9.01(b)(v).

                (c) by the Company, if Parent and/or Buyer shall have breached any of its respective representations, warranties, material covenants or other material agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 10 days after the giving of written notice to Parent, or

                (d) by Parent, if the Company shall have breached any of its representations, warranties, material covenants or other material agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 10 days after the giving of written notice to the Company.

        Section 9.02 Effect of Termination. In the event of a termination of this Agreement by the Company and/or Parent as provided in Section 9.01 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Buyer, the Company or any of their respective officers or directors, except with respect to the last sentence of Section 7.03,
Section 7.07, Section 7.08, Section 9.01, this Section 9.02 and Article X hereof; provided, however that nothing herein shall, subject to Section 7.11 hereof, relieve any Party from liability for any breach hereof; provided, further, however, that the Company's sole remedy for the breach of Section 6.06 by Parent and/or Buyer shall be termination of this Agreement pursuant to
Section 9.01(c).

        Section 9.03 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Shareholder Approval, but, after any such Approval, no amendment shall be made that requires, under Applicable Law, further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

        Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other Party(ies), (b) waive any inaccuracies in the representations and warranties of any other Party(ies) contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other Party(ies) contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party against which enforcement is sought. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of any other rights hereunder.

        Section 9.05 Procedures for Termination, Amendment, Extension or Waiver. The termination of this Agreement pursuant to Section 9.01 hereof, an amendment of this Agreement pursuant to Section 9.03 hereof or an extension or waiver pursuant to Section 9.04 hereof shall, in order to be effective, require (a) in the case of each of Parent and Buyer, action by such Party's Board of Directors or the duly authorized designee(s) of its Board of Directors or (b) in the case of the Company, action by the Company's Board of Directors, the duly authorized designee(s) thereof, if required by Applicable Law, the "disinterested directors" (as determined by and defined in the FBCA) thereof or the Independent Committee. The Parties hereby agree to cooperate and take all necessary action to effect the foregoing, including, without limitation, amending the Joint Proxy/Registration Statement, and/or Schedule 13E-3 and this Agreement.

        ARTICLE X      GENERAL PROVISIONS.

        Section 10.01 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 10.01 shall not limit any covenant or agreement of the Parties that, by its terms. contemplates performance after the Effective Time.

        Section 10.02 Notices. All notices, requests, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given upon receipt of; hand delivery; certified or registered mail, return receipt requested; or telecopier transmission with confirmation of receipt.

                           If to Parent and/or Buyer, to:

                           Eastchester Enterprises, Inc.
                           c/o 1850 W McNab Road
                           Fort Lauderdale, FL 33309
                           Telecopier:      (954) 971-9903
                           Attention:       Mr. Frank F. Ferola

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

                           With a copy (which shall not constitute notice) to:

                           Merritt & Tenney LLP
                           200 Galleria Parkway, Suite 500
                           Atlanta, GA 30339-3183
                           Telecopier:      (770) 952-0028
                           Attention:       Lex A. Watson, II, Esq.

                           If to the Company, to:

                           The Stephan Co
                           1850 W. McNab Road
                           Fort Lauderdale, FL 33309
                           Telecopier:      (954) 971-2633
                           Attention:       David A. Spiegel

                           With copies (which shall not constitute notice) to:

                           Adorno & Yoss, P.A.
                           2601 S. Bayshore Drive, Suite 1600
                           Miami, FL 33133
                           Telecopier:      (305) 858-4777
                           Attention:       Dennis J. Olle, Esq.

                                            -  and  -

                           Mitrani Rynor Adamsky Macaulay & Zorilla
                           One Southeast Third Avenue, Suite 2200
                           Miami, FL  33131
                           Telecopier:      (305) 358-0550
                           Attention:       Robert B. Macaulay, Esq.

        Section 10.03 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise clearly indicated, The table of contents and headings contained in this Agreement are for the sole purpose of convenience of reference and shall not in any way affect or limit the meaning or interpretation of any of the provisions of this Agreement. As used in this Agreement, unless the context otherwise clearly requires, (a) the words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation",
(b) the phrase "made available" shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, (c) words describing the singular number shall include the plural and vice versa, (d) words denoting any gender shall include all genders,
(e) words denoting natural persons shall include corporations, partnerships and other entities and vice versa and (f) the words "hereof", "herein", "hereto" and "hereunder", and other words of similar import, shall refer to this Agreement as a whole, and not any particular provision of this Agreement.

        Section 10.04 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall become effective when one or more counterparts have been executed by each of the Parties and delivered to each of the other Parties, it being understood that all Parties need not execute the same counterpart.

        Section 10.05 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Schedules and Exhibits hereto, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) except as provided in Section 7.05, Section 7.06, and Articles II and III hereof, is not intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities hereunder. None of the Parties have made any representations or warranties, express or implied, except those expressly contained herein.

        Section 10.06 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Florida.

        Section 10.07 Publicity. Except as otherwise required by applicable law or the AMEX Constitution and Rules, for so long as this Agreement is in effect, neither the Company nor Parent (and Buyer) shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

        Section 10.08 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated by any Party without the prior written consent of the other Party(ies), and any such purported assignment or delegation shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 10.09 Enforcement. The Parties agree that irreparable damage would occur in the event that certain of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically such provisions of this Agreement in any Federal district court of the United States or in any Florida state court located in Broward County, Florida; this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereby (a) consents to submit such Party to the personal jurisdiction of any Federal district court located in Broward County, Florida or any Florida state court located therein in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such Party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such Party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than any Federal district court located in Broward County, Florida or any Florida state court located in Broward County, Florida and (d) waives any right to trial by jury with respect to any Proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

        Section 10.10 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The provisions hereof are severable, and in the event that any provision hereof shall be held or declared invalid or unenforceable in any court of competent jurisdiction, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Company, Parent and Buyer have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 THE STEPHAN CO.

                                  By:    /s/  David A. Spiegel
                                  Name:  David A. Spiegel
                                  Title: Chief Financial Officer

                                  EASTCHESTER ENTERPRISES, INC.

                                  By:    /s/  Frank F. Ferola
                                  Name:  Frank F. Ferola
                                  Title: President

                                  GUNHILL ENTERPRISES, INC.

                                  By:    /s/  Frank F. Ferola
                                  Name:  Frank F. Ferola
                                  Title: President

                                    EXHIBIT A

                                FAIRNESS OPINION

             [SUNTRUST ROBINSON HUMPHREY CAPITAL MARKETS LETTERHEAD]

                                 April 30, 2003

Board of Directors
The Stephan Company
1850 West McNab Road

Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

        We understand that The Stephan Company (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Eastchester Enterprises, Inc. and Gunhill Enterprises, Inc., a wholly-owned subsidiary of Eastchester Enterprises, Inc. Pursuant to the Merger Agreement, each share of the Company Common Stock issued and outstanding immediately prior to the effective time of the merger, other than 1,150,606 shares of Company Common Stock owned by four members of the Company's Board of Directors including Frank F. Ferola, Thomas M. D'Ambrosia, John DePinto and Shouky Shaheen, will be converted into the right to receive $3.25 per share of Company Common Stock in cash and a promissory note of Eastchester Enterprises, Inc. or Gunhill Enterprises, Inc. in the principal amount of $1.25 per share of Company Common Stock (the "Merger Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than Frank F. Ferola, Thomas M. D'Ambrosia, John DePinto and Shouky Shaheen) of the Merger Consideration.

        In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Merger Agreement dated April 29, 2003, (2) publicly available information concerning the Company which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's Common Stock from April 2000 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, and (7) certain historical data relating to acquisitions of publicly traded companies, including percentage premiums paid in such acquisitions. We have also had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections of the Company, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services which is in part contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of business, we may actively trade in the common stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received in the Proposed Transaction is fair to the stockholders (other than Frank F. Ferola, Thomas M. D'Ambrosia, John DePinto and Shouky Shaheen).

                             Very truly yours,

                             /s/ SunTrust Robinson Humphrey Capital Markets

                             SUNTRUST ROBINSON HUMPHREY CAPITAL MARKETS

                                    EXHIBIT B

         GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION AND
                 MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC.
                                LETTERS OF INTENT

See attached.

[GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION LETTERHEAD]

April 28, 2003

Mr. David Spiegel
Chief Financial Officer
Stephan Co Inc
1850 W McNab Road
Fort Lauderdale, FL 33309

Dear David:

We are pleased to submit the following proposal for permanent financing of certain real property described below. This proposal is subject to review and approval by General Electric Capital Business Asset Funding Corporation or its assigns ("GE CAPITAL") under the GE SMART Mortgage program. If approved during such review, final terms and conditions will be established by GE CAPITAL and will be subject to GE SMART Mortgage standard, non-negotiable documentation.

Secured Party: GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION or its assigns.

Borrower: Eastchester Enterprises, a Corporation

Security: The note evidencing the loan shall be secured by a first deed of trust or first mortgage on the BORROWER'S fee simple interest in the real property and improvements thereon generally described as (A) 1850 West McNab Road, Ft. Lauderdale, FL, 4829 and (B) 4831 East Broadway Avenue, Tampa, FL, ("Property"). The loan shall be subject to the usual terms, conditions, and remedies contained in GE CAPITAL's customary loan documents. No secondary financing or liens will be permitted, and the entire balance of the loan will be due on sale.

Loan Amount: The lower of (A) and (B) $2,500,000; 90% of the purchase price or cost to construct, or 75% of the property's fee simple appraised value. The cost to construct specifically excludes developer's overhead and any leasing fees not paid to independent third parties. GE CAPITAL shall select and engage an appraiser to prepare an appraisal of the Property, which shall be subject to GE CAPITAL's review and approval.

Interest Rate: This is a variable rate loan. Interest for any given month will accrue at the rate equal to the 30-Day LIBOR rate (as published on Telerate Page 3750 as of 11:00 a.m., London Time) in effect two (2) business days prior to the first day of that month plus 3.10% (the "Variable Rate"). Based on the average weekly yield of 30 Day LIBOR from last week the Interest Rate today would be 4.41% for both (A) and (B).

Following loan closing, BORROWER will have the option, to be exercised only once and upon written notice before 2PM Eastern Time using the attached Rate Lock Letter (signed and faxed deemed as acceptable), to request that GE CAPITAL fix the Interest Rate. Upon GE CAPITAL's receipt of such written notice, GE CAPITAL shall fix the Interest Rate based on the closing daily yield of 7-Year U.S. Dollar Interest Rate Swaps as published in the Federal Statistical Release H.15 for the date notification was received, plus 2.92%, provided however, it is understood that the Interest Rate Swap in effect for the date of notification will generally be published by the Federal Reserve H.15 two (2) business days after such notification at which time the rate will be calculated by GE CAPITAL and sent to the BORROWER. Based on the average weekly yield of 7-Year U. S. Dollar Interest Rate Swaps from last week (3.87%) the fixed Interest Rate today would be 6.79% for both (A) and (B).

Term/Amortization: (A) and (B): The term of this loan shall be 10 years with an amortization of 10 years.

Payment Schedule and Adjustments: Interest only shall be paid in advance for the month in which loan closing occurs followed by 119 principal and interest payments due and payable, in arrears, commencing on the first day of the second month following the date of loan closing and every succeeding month thereafter, with all unpaid principal and interest due on the 120th installment date.

The amount of each payment during the first twelve (12) months of the term shall be a level amount calculated as if the Loan Amount was amortized over the Amortization Term at the Variable Rate in effect at loan closing ("Amortization Rate"). Payments received will be applied first to accrued interest and then to principal.

Annually, on each anniversary of loan closing, the then outstanding principal balance will be compared with the principal balance of the loan as if amortized at the Amortization Rate. In the event the outstanding principal balance exceeds the principal balance of the loan if amortized at the Amortization Rate, BORROWER shall immediately pay the amount of such underpayment to GE CAPITAL, plus the amount of all accrued but unpaid interest. In the event the outstanding principal balance is less than the principal balance of the loan if amortized at the Amortization Rate, such overpayment will be applied to the outstanding principal balance. Additionally, the amount of each payment for the ensuing twelve (12) months will be calculated by amortizing the then outstanding principal balance at the then current Variable Rate over the remaining Amortization Term.

In the event BORROWER exercises its option to fix the interest rate as provided above, a comparison of actual payments to Amortization Rate payments will be made similar to the annual adjustment described above, a corresponding balance adjustment will be made, and a revised payment amount and principal amortization schedule will be calculated and provided to BORROWER for the remaining term.

Payment Provisions: Payments shall be due on the first day of each month except that if the loan is closed on any day after the first day of the month, BORROWER will pay at loan closing the interest for the balance of the month. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months.

Loan Fee: 0% of the Loan Amount to be paid at loan closing.

Recourse: GE CAPITAL shall have full recourse against BORROWER and its general partners, if any, for any failure to make payments as and when due on the promissory note and for the breach of any of the representations, warranties, indemnities and covenants contained in the loan documents.

Guaranty: The loans and all of BORROWER's obligations in connection with the loans (including without limitation BORROWER's obligations under the loan documents and any certificate and indemnity agreement regarding hazardous substances or environmental indemnity agreement) will be unconditionally and irrevocably guaranteed by The Stephan Company or the new or surviving operating entity.

Prepayment Provisions: Upon not less than fifteen (15) days' advance written notice to GE CAPITAL, and upon payment of a prepayment premium, if any, BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of the loan. The prepayment premium shall be determined by adding the Base Premium, which is calculated by multiplying the "Base Premium Factor" by the principal balance to be prepaid, and the Variable Premium which is arrived at by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of 5-Year U.S. Dollar Interest Rate Swaps as published in Federal Reserve Statistical Release H.15 (519) ("Index"), from the current average in effect immediately preceding the date the interest rate is fixed per the terms of this proposal letter to the current average in effect the week in which the prepayment is to be made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable "Variable Premium Factor," and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from the one in effect immediately preceding the date the rate is fixed, no Variable Premium shall be due. The Base Premium Factor and the Variable Premium (the Variable Premium is applicable only in the event BORROWER elects to fix the Interest Rate) Factor shall be the amount shown on the following chart for the month in which prepayment occurs:

Number of
Months                              Base                Variable
Remaining          Years        Premium Factor       Premium Factor

120 - 109          (10)             .05                   .047
108 - 97           (9)              .04                   .043
96 - 85            (8)              .03                   .038
84 - 73            (7)              .02                   .033
72 - 61            (6)              .01                   .029
60 - 49            (5)                0                   .024
48 - 37            (4)                0                   .019
36 - 25            (3)                0                   .014
24 - 13            (2)                0                   .010
12 - 1             (1)                0                   .005

GE Capital may elect to accelerate the loan at any time after BORROWER's default, in which event BORROWER shall, subject to the terms of the promissory note, be obligated to pay a prepayment premium equal to the amount determined in accordance with the foregoing schedule. No prepayment premium shall be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which GE CAPITAL applies to prepayment, nor with respect to BORROWER's prepayment of the loan in full during the last three (3) months of its term unless an event of default has occurred and remains uncured.

Insurance: BORROWER, at its own expense, will provide property, rental loss (or business interruption, as appropriate), liability and other insurance in such amounts as GE CAPITAL may from time to time require. In flood or earthquake hazard areas, GE CAPITAL may require flood or earthquake insurance. All insurance policies must be in accordance with GE CAPITAL 's insurance requirements and shall include any endorsements which GE CAPITAL may reasonably require.

Appraisal: As a condition of loan closing, Lender shall select and engage an appraiser to prepare an appraisal of the Property and Improvements. The report shall be addressed to Lender and provide a final estimate of value based on the property's fee simple interest (such fee simple value to be calculated based upon the appraiser's determination of current market rates of revenue, expenses (including property taxes), vacancy and capitalization for comparable real estate). At Lender's option, a value based on the property's leased fee interest may also be required.

If the appraisal report is based on proposed or in process construction, the appraiser may be requested, at a subsequent date, to verify that the construction was completed as appraised and no adverse market conditions exist that materially affect the value conclusions.

Administration Fee: With this application BORROWER shall pay a non-refundable administration fee of $6,500 per Property or $13,000. This fee includes appraisal costs, program-specific environmental screening costs, internal administrative review expenses, realty tax service fee, and any legal review fee, as may be necessary. Should the application not be approved, the Administration Fee will be refunded to BORROWER less any costs incurred by GE CAPITAL in assessing the application. By signing this proposal letter BORROWER authorizes GE CAPITAL's ordering of the reports noted in this paragraph.

Other Expenses: BORROWER shall pay all escrow costs, recording and transfer fees and taxes, title charges, survey costs (if needed) and any other costs not specifically covered by the Administration Fee, whether or not the loan is closed.

Title Insurance: GE CAPITAL will select and engage a title company to provide title insurance and all required endorsements including, but not limited to an ALTA endorsement. ALTA surveys will not generally be required except in Texas, New Mexico, Florida, Ohio, and New York, where state requirements preclude ALTA endorsements. On occasion in other locations, a survey may be required by the title company in order to issue required coverage.

Loan Closing Date: GE CAPITAL's obligation to fund under this proposal will terminate on 7/28/03. Notwithstanding the foregoing, BORROWER shall have one (1) option to extend the expiration date of any commitment for an additional sixty
(60) days upon written request by BORROWER and payment of an extension fee of ..50% of the Loan Amount on or before 7/28/03. The extension fee would be in addition to any other Loan Fee or Forward Commitment Fee and would be due and payable upon the exercising of such extension by BORROWER.

Other Conditions: This proposal is based upon preliminary information supplied by BORROWER. In the event that GE CAPITAL, based upon its review and in its sole discretion, approves this transaction, a commitment letter will be issued setting forth the terms and conditions of the transaction.

Material Adverse Change: In the event that there shall be a material adverse change in BORROWER's, GUARANTORS' (if any), or credit tenants' (if any) financial condition prior to loan closing, GE CAPITAL shall have the right and option to terminate its obligations hereunder without thereby incurring any liability to BORROWER.

Bid Expiration: This bid expires on 5/7/03 if not accepted by BORROWER.

You may indicate your acceptance of this proposal by executing the enclosed copy of this letter and returning it together with the Deposit and the requested financial statements and Property information.

By accepting this proposal, BORROWER acknowledges that this letter contains the entire proposal (superseding all previous representations and agreements, either oral or written) and that there are no promises, agreements or understandings outside of this letter. BORROWER further acknowledges that this proposal is not intended and shall not be construed as a commitment by GE CAPITAL and that any commitment is subject to GE CAPITAL's review and written approval.

We appreciate the opportunity to submit this proposal. If you have any questions or require further information, please feel free to contact us.

Respectfully,

GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION

/s/ Kenneth Partacz

Kenneth Partacz
Vice President

The above terms and conditions are hereby agreed to and accepted.

Eastchester Enterprises, a Florida corporation

By:
    ----------------------------------------
Title:
      --------------------------------------
Date:
     ---------------------------------------

           [MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC. LETTERHEAD]

October 21, 2002

Mr. Frank F. Ferola
Eastchester Enterprises, Inc.
1850 McNab Road Ft.
Lauderdale, FL 33309

                      Re: PROPOSAL FOR WCMA LINE OF CREDIT

Dear Mr. Ferola:

Merrill Lynch Business Financial Services Inc. ("MLBFS") would be pleased to consider providing the WCMA Line of Credit hereafter described for Eastchester Enterprises, Inc. ("Customer") upon substantially the following terms:

FACILITY TYPE: WCMA LINE OF CREDIT

Advantages of the WCMA Line of Credit: The WCMA Line of Credit combines a checking account with a revolving line of credit and certain other features to create an automated cash management system that:

    Eliminates the guesswork required with conventional bank lines of credit as to the amount and timing of borrowed funds.

    Ensures that only funds actually needed are borrowed, and that they are borrowed only when needed at the time that a check written on the WCMA checking account clears.

    Ensures that all deposits into the WCMA checking account are automatically applied first to pay down the line of credit (with any excess automatically invested in money market funds).

As a result, interest expense is minimized, and the inconvenience and the management time required by most competitive lines of credit are eliminated.

Purpose: Support working capital.

Maximum WCMA Line of Credit: An amount equal to the lesser of: (A) $3,000,000.00, or (B) 80% of Customer's Accounts and Chattel Paper, as shown on its regular books and records (excluding Accounts over 90 days old, directly or indirectly due from any person or entity not domiciled in the United States or from any shareholder, officer or employee of Customer or any affiliated entity), and 35% of Customer's Inventory as shown on its regular books and records.

WCMA Interest Rate: Variable at a per annum rate equal to the sum of 2.25% plus the One-Month LIBOR (as published in The Wall Street Journal, based upon actual days elapsed over a 360-day year.

As of today, the interest rate on this facility would be 4.05%. Interest will normally be charged to the WCMA Line of Credit each month without invoicing.

Annual Line of Credit Fee: $30,000.

Initial Expiration Date: December 31, 2003 (subject to renewal annually thereafter with MLBFS' consent).

Collateral: First lien on all business assets of Customer, now owned or hereafter acquired.

Guarantors: Customer's wholly-owned subsidiaries

The Loan Documents evidencing the WCMA Line of Credit will contain the following covenants, as well as others of the type customarily required by lenders for similar facilities:

    No Purchase of Securities. The proceeds of the WCMA Line of Credit may not be used to purchase or carry securities.

    Continuity. Customer will continue and maintain its business, existence, ownership and good standing.

    Fixed Charge Coverage Ratio. Customer's "Fixed Charge Coverage Ratio" shall at all times exceed 1.25 to 1. For purposes hereof, "Fixed Charge Coverage Ratio" shall mean the ratio of: (a) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges, minus any internally financed capital expenditures, to (b) the sum of the aggregate principal and interest paid or accrued, the aggregate rental under capital leases paid or accrued, any dividends and other distributions paid or payable to shareholders, and taxes paid in cash; all as determined on a trailing 12-month basis as set forth in Customer's regular financial statements prepared in accordance with GAAP.

    Minimum Tangible Net Worth. Customer's "Tangible Net Worth" shall at all times exceed $10,000,000.00. For the purposes hereof, the term "Tangible Net Worth" shall mean Customer's net worth as shown on Customer's regular financial statements prepared in accordance with GAAP, but excluding an amount equal to: (i) any Intangible Assets, and (ii) any amounts now or hereafter directly or indirectly owing to Customer by officers, shareholders or affiliates of Customer. "Intangible Assets" shall mean the total amount of goodwill, patents, trade names, trade or service marks, copyrights, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets, and such other assets as are properly classified as "intangible assets" of the Customer determined in accordance with GAAP.

    Leverage Ratio. Customer's "Leverage Ratio" shall not at any time exceed
    2.50 to 1. For purposes hereof, "Leverage Ratio" shall mean the ratio of (i) Customer's total liabilities less any subordinated debt of Customer, to (ii) the sum of Customer's Tangible Net Worth plus any subordinated debt of Customer. The term "Tangible Net Worth" shall mean Customer's net worth as shown on Customer's regular financial statements prepared in accordance with GAAP, but excluding an amount equal to: (i) any Intangible Assets, and (ii) any amounts now or hereafter directly or indirectly owing to Customer by officers, shareholders or affiliates of Customer. "Intangible Assets" shall mean the total amount of goodwill, patents, trade names, trade or service marks, copyrights, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets, and such other assets as are properly classified as "intangible assets" of the Customer determined in accordance with GAAP. Subordinated debt shall mean any debt of Customer for borrowed money which is subordinated in right of payment and is payable on terms and conditions junior to MLBFS, and in a form and manner acceptable to MLBFS.

Please note that this letter is not a commitment by MLBFS, but rather a proposal to proceed with a formal credit review. You can expect a final answer in approximately 10-15 business days from receipt of Customer's acceptance of this letter and the following additional information:

    Completed and signed loan application
    Signed proposal letter
    Customer's current accounts receivable and payable aging schedules Customer's current inventory report
    Copy of SCI's merger agreement
    Final Fairness Opinion

Additional information and/or different terms and conditions may be required by MLBFS' Credit Department, but will only be binding upon Customer with Customer's approval. Of course, any final approval will be subject to customary funding conditions applicable to the WCMA Line of Credit, including receipt of documentation and assurances satisfactory to MLBFS and its continuing satisfaction with the financial and business condition of Customer and each Guarantor.

An earnest money deposit of $30,000 is requested with the acceptance of this proposal by Customer. Upon receipt of this deposit, MLBFS will conduct or have conducted lien, litigation and other related searches of the proposed borrower and any business entity providing collateral. If MLBFS does not formally approve the WCMA Line of Credit upon substantially the terms outlined above, this deposit, which will not bear interest, will be returned to Customer. In the event, MLBFS approves the WCMA Line of Credit, this deposit, less $150.00, will be applied to the Fee for the initial Term required in connection with the WCMA Line of Credit, unless Customer then chooses not to proceed, in which event it will be retained by MLBFS.

Please indicate Customer's acceptance of this proposal on a copy of this letter in the space set forth below, and return said copy to me with the earnest money deposit within 10 days from the date hereof, the date upon which this proposal will expire.

We appreciate the opportunity to furnish this proposal to you, and look forward to becoming a part of your continued success.

If you have any questions, please do not hesitate to call.

Very truly yours,

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:  /s/ Manny Calzone III
     Manny Calzone III
     Vice President
     Finance Manager

ACCEPTED:
EASTCHESTER ENTERPRISES, INC.

By:
    -------------------------
    Frank F. Ferola

DATE ACCEPTED:
              ---------------

                                  SCHEDULE 4.02

                     SUBSIDIARIES; INTEREST IN OTHER PERSONS

THE STEPHAN CO.
SUBSIDIARY LISTING
ATTACHMENT TO SCHEDULE 4.02
APRIL 30, 2003

                                                                     EMPLOYER            STATE OF         SHARES
         NAME & ADDRESS OF ENTITY                                    ID NUMBER            INCORP          OWNED
------------------------------------------------                    ----------           --------        -------
FOXY PRODUCTS, INC.                                                 59-2101721              FL               100%
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL.  33309

OLD 97 COMPANY                                                      59-0746045              FL               100%
4829 EAST BROADWAY, TAMPA, FLORIDA  33605

SCIENTIFIC RESEARCH PRODUCTS                                        59-2128937              DE               100%
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL.  33309

WILLIAMSPORT BARBER & BEAUTY SUPPLY CORP.                           23-2668445              PA               100%
1231 SHERIDAN STREET, WILLIAMSPORT, PA.  17701

STEPHAN DISTRIBUTING, INC.                                          65-0582108              FL               100%
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL.  33309

STEPHAN & CO.                                                       65-0031779              FL               100%
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL.  33309

SORBIE ACQUISITION CO.                                              25-1735309              PA               100%
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL.  33309

TREVOR SORBIE OF AMERICA, INC.                                      25-1735307              PA               100%
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL.  33309

TREVOR SORBIE S A, INC.                                             25-1760325              PA               100%
1850 WEST McNAB ROAD, FT. LAUDERDALE, FL.  33309

MORRIS FLAMINGO-STEPHAN, INC.                                       65-0817956              FL               100%
204 EASTGATE DRIVE, DANVILLE, IL.  61834

                                  SCHEDULE 4.03

                                 CAPITALIZATION

See Schedule 4.14(a)(i) with respect to Company Stock Options.

                                  SCHEDULE 4.05

                      CONSENTS AND APPROVALS; NO VIOLATIONS

None.

                                  SCHEDULE 4.06

                       SEC DOCUMENTS; FINANCIAL STATEMENTS

The following SEC reports were filed late by the Company:

Form 10-Q filed December 14, 2000

Form 10-K filed June 13, 2001

Form 10-Q filed July 10, 2001

Form 10-K filed April 19, 2002

In addition, the Company is currently not in compliance with certain SEC requirements with respect to the disclosure of its Form 10-K Part III information. The Company expects to file such information on or prior to April 30, 2003.

                                  SCHEDULE 4.08

                      ABSENCE OF CERTAIN CHANGES OR EVENTS

Not applicable.

                                  SCHEDULE 4.09

                                   LITIGATION

(1) Faulding Healthcare (IP) Holdings, Inc. and Faulding Consumer, Inc. v. The Stephan Co., Old 97 Company and Frank Ferola, Sr., Case Number 01-019028 09, Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida

(2) The Stephan Co. v. U.S. Department of Transportation, 13th Judicial Circuit Court of Hillsboro County, Florida

(3) Joan Rosoff v. Frank F. Ferola, Shouky Shaheen, Leonard A. Genovese, Curtis Carlson, John DePinto, Thomas M. D'Ambrosio and The Stephan Co., Case Number 0222253, Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida

(4) Curtis Rudolph v. The Stephan Co., Case Number 02-22801-12, Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida

(5)     New Image Laboratories, Inc. v. The Stephan Co., Case Number 98-5060-RJK
(RZx), United States District Court for the Central District of California

                                  SCHEDULE 4.10

                                    CONTRACTS

None.

                                  SCHEDULE 4.13

                      ABSENCE OF CHANGES IN BENEFIT PLANS;
                                 LABOR RELATIONS

Employment Agreement, dated as of January 1, 1997, as amended March 14, 2002, by and between The Stephan Co. and Frank F. Ferola.

Employment Agreement, dated as of January 1, 1996, as amended July 1 1998, by and between The Stephan Co. and Franc Ferola.

Union Agreement, dated March 1, 2000, by and between Morris Flamingo - Stephan, Inc. and Firemen & Oilers Local No. 7 AFL-CIO.

                                SCHEDULE 4.14(a)

                                  BENEFIT PLANS

Health insurance as provided to Company employees.

                               SCHEDULE 4.14(a)(i)

                              COMPANY STOCK OPTIONS

THE STEPHAN CO.
STOCK OPTIONS OUTSTANDING
APRIL 30, 2003

                                      01/01/03       01/01/02    01/01/01   06/30/01      06/30/02    01/01/00    09/01/00
    NAME                  TOTAL        @$3.44         @$3.00      @$3.00     @$3.05        @$3.67      @$3.75      @$3.94
--------                 -------      --------       --------    --------   --------      --------    --------    --------
F FEROLA J               142,050        10,000         10,000      10,000                               10,000      37,050
P FEROLA                       0
J BUSH                     2,140                                                                                     1,140
B STOKKING                 3,210                                                                                     1,710
D SPIEGEL                 11,400                                                                                    11,400
J PRICE                      855                                                                                       855
M HERNANDEZ                2,850                                                                                     2,850
T KEISTER                  2,850                                                                                     2,850
T HAAS                     4,275                                                                                     4,275

J DEPINTO                 25,310                                               5,062         5,062
C CARLSON                 25,310                                               5,062         5,062
T D'AMBROSIO              24,250                                                                                    14,250
F FEROLA                 437,000        50,000         50,000      50,000                               50,000      57,000
L GENOVESE                25,310                                               5,062         5,062
S SHAHEEN                 25,310                                               5,062         5,062
                         -------      --------       --------    --------   --------      --------    --------    --------
                         732,120        60,000         60,000      60,000     20,248        20,248      60,000     133,380
                         =======      ========       ========    ========   ========      ========    ========    ========
                        06/30/99      06/30/00      01/01/99     08/21/98   01/01/97      01/01/98    01/28/98    06/30/98  01/01/96
    NAME                 @$4.18        @$4.50       @$10.25      @$11.75    @$12.88       @$13.31     @$13.69     @$13.69   @$16.50
--------                --------      --------      ---------    --------   --------      --------    --------    --------  --------
F FEROLA J                                             10,000                 10,000        10,000      25,000                10,000
P FEROLA
J BUSH                                                                                                   1,000
B STOKKING                                                                                               1,500
D SPIEGEL
J PRICE
M HERNANDEZ
T KEISTER
T HAAS

J DEPINTO                  5,062         5,062                                                                       5,062
C CARLSON                  5,062         5,062                                                                       5,062
T D'AMBROSIO                                                                                            10,000
F FEROLA                                               50,000                 50,000        50,000      30,000
L GENOVESE                 5,062         5,062                                                                       5,062
S SHAHEEN                  5,062         5,062                      5,062
                        --------      --------      ---------    --------   --------      --------    --------    --------  --------
                          20,248        20,248         60,000       5,062     60,000        60,000      67,500      15,186    10,000
                        ========      ========      =========    ========   ========      ========    ========    ========  ========

                              SCHEDULE 4.14(a)(ii)

                        ADDITIONAL MATERIAL COMPENSATION

Certain severance or termination payments due Frank F. Ferola pursuant to his Employment Agreement dated as of January 1, 1997, as amended.

Certain severance or termination payments due Franc Ferola pursuant to his Employment Agreement, dated as of January 1, 1996, as amended.

                                  SCHEDULE 4.15

                               CERTAIN TAX MATTERS

Not applicable.

                                  SCHEDULE 4.16

                               PARACHUTE PAYMENTS

Certain severance or termination payments due Frank F. Ferola pursuant to his Employment Agreement dated as of January 1, 1997, as amended.

Certain severance or termination payments due Franc Ferola pursuant to his Employment Agreement, dated as of January 1, 1996, as amended.

                                  SCHEDULE 4.17

                               TITLE TO PROPERTIES

Not applicable.

                                  SCHEDULE 4.18

                              INTELLECTUAL PROPERTY

None.

                                  SCHEDULE 6.01

                               ABSENCE OF CHANGES

Not applicable.